AGREEMENT

PART "A" Article

Preamble	Employees Represented by the Brotherhood
I	Definitions
II	Recognition of Brotherhood
III	Brotherhood Membership Requirements
IV	Regular Wages
V	Overtime Compensation
VI	Application of Rated Wage
VII	Hours and Days of Work
VIII	Days of Relief
IX	Meal Allowance / Period
X	Vacations
XI	Seniority
XII	Discipline, Suspension and Discharge
XIII	Grievance
XIV	Payroll Deductions
XV	Pension Plan
XVI	Disability Retrogression Pay Plan
XVII	Sick Pay Plan
XVIII	Group Insurance
XIX	401(k) Plan
XX	Leaves of Absence
XXI	Severance Pay Plan
XXII	Bulletin Boards
XXIII	Effect of Agreement
XXIV	Contractors
XXV	Working Conditions
XXVI	Benefits
XXVII	Bargaining Unit Work
XXVIII	Union Business
XXIX	UNITIL Retiree Trust
XXX	Safety
XXXI	No Discrimination
XXXII	Duration and Termination
XXXIII	Successors
Schedule of Wages
Roster 1 - Transportation
Roster 2 -- Operations Support Clerk
Roster 3 -- Meter & Service
Roster 6 - Meter (Gas and Electric)
Roster 7 - Street
Roster 8 - Electric Distribution
Roster 9 - Meter Readers
Roster 11 - Stores
Roster 12 -- Property Maintenance Worker
Roster 19 - Gas Production
Roster 20 - Dig Safe
Clerical Progression and Pay Plan
Policy with Reference to Rest Period
Shift Differential
Sunday Premium
Double Time on Second Day of Relief
Off-Hour Coverage
Emergency Call Out
Part ""B""	- Retained Policies
- Not Incorporated in Part "A"
Part ""C""	- Group Insurance Summary
Part ""D""	- Retained Letters of Intent
- Progression Charts
Policies	Unitil System Policies

AGREEMENT made and entered into by FITCHBURG GAS AND ELECTRIC LIGHT COMPANY, a Massachusetts corporation hereinafter called the ""Company"" and THE BROTHERHOOD OF UTILITY WORKERS OF NEW ENGLAND, INCORPORATED, LOCAL NO. 340UTILITY WORKERS UNION OF AMERICA, AFL-CIO, BROTHERHOOD OF UTILITY WORKERS COUNCIL, LOCAL B340, thereof, and the employees of the Company who are now or may hereafter become members of said Local, hereinafter called the ""Brotherhood"".

WITNESSETH that:

WHEREAS, the Brotherhood represents a majority of all employees of the Company at its Fitchburg, Massachusetts plant, excluding confidential employees, executives, forepersons, crew forepersons, and all other supervisory employees who have authority to hire, promote, discipline, discharge or effectively make such recommendations, and has been designated by said majority to be the exclusive representative of all said employees for the purposes of collective bargaining with respect to rate of pay, wages, hours of employment and other conditions of employment; and

WHEREAS, both the Company and the Brotherhood desire to promote harmony and efficiency in the working forces so that the employees and the Company may obtain mutual economic advantages consistent with the duty of the Company as a public utility to provide at all times an adequate and uninterrupted supply of electric and gas services in the territory and communities which it serves.

NOW, THEREFORE:

As to wages to be paid by the Company, as to working conditions involved in the Company's operations, and as to the application of the principle of seniority to changes in the Company's forces, the parties hereto, each by its duly authorized representatives, agree as follows:

ARTICLE I

DEFINITIONS

The Company and the Brotherhood mutually agree that for the purpose of this agreement, the following definitions apply:

Regular Employee - one who, subject to a six (6) months'' probationary period, is hired on a regular basis.

Temporary Employee - one who is hired for a specific job and/or period of time but who it is not intended to become a regular employee as defined above and whose employment is not intended to last for more than (six) 6 months. If their employment continues for more than six (6) months, they becomes a ""regular"" employee as defined above.

Part-time Employee - an employee who is hired to work less than the regularly scheduled workweek

ARTICLE II

RECOGNITION OF BROTHERHOOD

The Brotherhood is hereby recognized as the exclusive representative of all employees of the Company at its Fitchburg, Massachusetts plant, excluding confidential employees, executives, forepersons, crew forepersons and all other supervisory employees who have authority to hire, promote, discipline, discharge or effectively make such recommendation for the purposes of collective bargaining with respect to wages, hours of employment and other conditions of employment.

ARTICLE III

BROTHERHOOD MEMBERSHIP REQUIREMENTS

The Company agrees that until the termination of this agreement it will require as a condition of employment that all employees subject to this agreement shall become members of the Brotherhood.

The Company agrees that it shall require as a condition of employment that all new employees hereafter employed by the Company in any class of work to which this agreement applies shall become members of the Brotherhood after the thirtieth day following the beginning of their employment and shall continue as members thereafter while this agreement is in effect and their classification is subject to the terms of this agreement. The Company and the Brotherhood mutually agree that this provision in no way affects the other terms and conditions of employment applicable to temporary and probationary employees set forth in this agreement.

Any employee who has been exempted from the Brotherhood membership requirement under the provisions of this article but who is transferred or demoted while this agreement is in effect to a class of work which is subject to the Brotherhood membership requirement shall become a member of the Brotherhood within thirty (30) days after the effective date of such transfer or demotion.

The provisions of this article shall not apply to anyone exempted from the provisions of this agreement, nor to student engineers who may be assigned from time to time to any of the departments of the Company.

In no event will any employee be required, as a condition of employment, to become a member of the Brotherhood until after the thirtieth day following the beginning of their employment or the effective date of this article, whichever is the later.

Any employee of the Company who at any time while this agreement is in effect has been performing a class of work which is subject to the Brotherhood membership requirements of this Agreement, but who is subsequently transferred or promoted to a class of work which is not subject to the Brotherhood membership requirements of this Agreement shall have the privilege of withdrawing from Brotherhood membership.

ARTICLE IV

REGULAR WAGES

Section 1. Effective on the date indicated therein, employees who are receiving the ultimate rate of the class to which they are permanently assigned shall be paid wages in accordance with the Schedule of Wages showing classifications and the rated wage of each class. Said Schedule of Wages of footnotes and accompanying paragraphs are attached hereto and made a part hereof, and are set forth at pages 54 to 59, inclusive, hereof.

Section 2. If, upon the effective date of said schedule, an employee is not receiving the ultimate rate of the class to which the employee is permanently assigned, then, the present wage of such employee shall be increased in an amount equal to the difference between the ultimate rate of the class in effect at the time of the last prior wage schedule and the ultimate rate of the class of the wage schedule effective herein.

Section 3. The following conditions shall control, limit, restrict and govern the application of said schedule.

1. An employee, if awarded the next higher-rated job in the same roster will receive the higher rate from the date of the award.

2. In other cases where an employee is awarded a bargaining unit job, the employee's rate of pay shall be as follows:

a) Twenty-five cents ($.25) per hour more than the employee's present rate of pay or the rate of the new job, whichever is less, no later than one week after the date of the award.

b) Twenty-five cents ($.25) per hour more than the rate arrived at in (a) above or the rate of the new job, whichever is less, thirty days from the date of the award.

c) The ultimate rate of the new job ninety (90) days from the date of the award.

Section 4. Clerical Progression and Pay Plan (See Page 51) is not subject to Section 3 above.

Section 5. New employees hired during the term of this agreement will receive a starting wage that shall not be less than eighty-five per cent (85%) of the ultimate rate for the class of work to which they are assigned. When an employee has completed their probationary period, the employee's rate of pay shall be subject to the provisions of paragraphs (a), (b), and (c) of Section 3 above, substituting ""six months anniversary date"" for ""date of the award"" in that Section.

Section 6. In no event shall the resulting wage from time to time exceed the rated wage for the applicable class established by the Schedules of Wages, attached hereto and made a part hereof.

ARTICLE V

OVERTIME COMPENSATION

Section 1. Employees subject to this agreement shall be paid wages at the rate of time and one-half for all work that does not occur within their regularly scheduled work day or week.

(a) Employees normally scheduled to work more or less than eight (8) hours within a day shall be paid overtime at one and one-half times their regular rate for all work that does not occur within such scheduled hours provided that no employee shall be paid both daily and weekly overtime on account of the same hours of overtime worked.

(b) Employees, when required to work on their regularly scheduled days of relief, shall be paid overtime at the rate of one and one-half times their regular rate, subject to the provision for double time on the second day of relief which is the seventh day of work, a provision set forth in the paragraphs following the schedule of wages attached hereto. ""Regular rate"", for the purpose of this section, shall mean the regular hourly rate of the employees.

Section 2. Employees subject to this agreement shall be paid a minimum of three (3) hours at the time and one-half or overtime for actual time worked, whichever is greater, for each period of time worked during unscheduled hours.

This minimum shall not apply:

(a) In any case where employees are assigned to work continuous overtime from the end of their regular workday, but in that event, payment shall be at the overtime rate for such continuous time, or

(b) In any case where employees are called out or assigned during the lunch hour.

If an employee is scheduled in advance for overtime work on a day of relief, he or she will be paid the minimum if the overtime work is canceled unless he or she is notified of the cancellation prior to the close of the preceding regularly scheduled workday. If no such notice is given, the employee will report for work as scheduled, unless otherwise notified.

If such overtime is scheduled on a regular workday, the minimum will apply unless the employee is notified of cancellation prior to the end of such regular workday.

When planned overtime is scheduled for Saturday, or Sunday, the Company will notify the employees involved at least forty-eight (48) hours prior to Saturday, to the extent such notice is practicable and provided the Company has knowledge of the need for scheduling such work sufficiently in time to give such notice. If notice is given, but the planned overtime is later canceled, the minimum penalty for cancellation of planned overtime will not apply if notice of the cancellation is given prior to the end of the regularly scheduled workday on Friday.

There will be a single overtime list for planned and unplanned overtime.

The overtime equalization schedules on the Bulletin Boards are regarded as an equalization of overtime agreement. If an employee is entitled to overtime under the equalization provisions of the contract and is not requested to work such overtime, the employee will be provided overtime work to be assigned by the supervisor within seven days of acknowledgment by the supervisor that the employee was entitled to the overtime. Refusal of the overtime work by the employee will negate any further penalties by the Company.

In the event there is a call out while the employee is on this overtime assignment, the employee will be assigned the call out even if the employee is not entitled to the call out based on the equalization list. The overtime assignment must be appropriate for the classification of the employee.

The overtime assignment will be for a minimum of three hours or longer if the call out extended for a longer period of time.

Section 3. If an officer, steward, or committee person of the Brotherhood is unavailable for overtime work because of Brotherhood business, such unavailability will not be charged against him or her for purposes of determining whether there has been an equitable distribution of overtime.

Section 4. Employees who are on vacation for five (5) consecutive days or are sick are not considered available for overtime and such unavailability will not be charged against them for purposes of determining whether there has been an equitable distribution of overtime. Vacation will commence at the end of the employee's shift and end at the start of the employee's next scheduled shift.

Section 5. Emergency Storm Work Premium - 5/1/87

It is sometimes necessary to assign outside physical workers for more than 24 hours because of severe storms causing extensive interruptions to service. The senior staff member responsible for operations will determine when this policy goes into effect.

When these employees are so assigned to work for a period of more than 24 hours under this policy, including travel time, the method of payment will be as follows:

(a) The outside physical workers so assigned will be paid for working time at the rate of one and one-half times their regular straight time rate and for rest time at their regular straight time rate.

(b) The Rest Period Policy will not apply during this emergency work when employees are being paid under (a), but every effort will be made to give employees adequate rest time. It is intended that an employee who has worked continuously for sixteen hours be given at least eight hours rest and be paid for this rest time at the employee's regular straight time rate, but if it is not given, the employee will be entitled to compensating rest time at a later time for that portion of the eight hours rest time which was not given.

(c) If a holiday occurs during this assignment, working time shall be paid for at the rate of two and one-half times the regular straight time rate and rest time at the regular straight time rate.

(d) When the 24-hour period has ended and the emergency is over, the normal method of payment and rest time procedures will be in effect.

ARTICLE VI

APPLICATION OF RATED WAGE

Section 1. The application of a rate of pay shall be based on the duties performed.

Section 2. If, during the course of the daily work schedule, an employee is temporarily assigned (but not promoted) to a higher class of work for a period of three (3) hours or more, such employee shall receive the scheduled wage of such higher class for all hours worked within the daily work schedule.

Section 3.

(a) Employees subject to the provisions of this agreement shall receive normal straight-time compensation for eight (8) hours on eight (8) recognized holidays and four (4) floating holidays, as listed below:

New Year's Day	January 1
Memorial Day	Last Monday in May
Independence Day	July 4
Labor Day	First Monday in September
Veterans Day	November 11
Thanksgiving Day	Fourth Thursday in November
Day after Thanksgiving	Fourth Friday in November
Christmas Day	December 25

Floating Holidays (4) replaces previous holidays:
Birthday Holiday
Martin Luther King Day
Patriot's Day
Columbus Day

The Company would grant employees the floating holiday off based on seniority. All other rules would apply as far as the number of people off at one time in each area. The Company would remain open for business in all departments.

Employees who have completed six months of service are entitled to receive Floating Holidays.

If the legal holiday occurs on Saturday, one of the following three options may be made available to one or more employees not scheduled to work on that day, in lieu of normal straight-time compensation, where the Department Head determines that it is feasible to make the option available in that Department.

a. A day off on Friday preceding the Saturday holiday,

b. A day off on Monday following the Saturday holiday; or

c. A day of on any date following the holiday.

(b) If employees are assigned to work on a floating holiday or a holiday recognized hereunder which occurs on a workday within their scheduled workweek, they shall receive, in addition to the holiday pay described in (a), time and one-half for all hours worked in their normal schedule and two and one-half times their normal straight-time rate for hours worked outside their normal schedule within the holiday period, or the minimum, whichever is greater.

(c) If employees are assigned to work on a holiday recognized hereunder which does not occur on a workday within their scheduled workweek, they shall receive, in addition to the holiday pay described in (a), twice their normal straight-time rate for the first (8) hours worked and two and one-half times their normal straight-time rate for time worked in excess of eight (8) hours within the holiday period, or the minimum, whichever is greater.

(d) Existing Night Trouble Workers will work the Christmas and New Year Schedule - Normally - one will work one Holiday - the other Trouble Worker will work the other.

Section 4. Where an employee of ten (10) years or more of continuous service, because of disability, is or becomes unable to continue to perform assigned duties based on classification as of the date of disability, the rights of such employee and the obligations of the Company under such circumstances shall be determined in accordance with ""Disability Retrogression Pay Plan"" included herein and made a part hereof under Article XVI on pages 26 to 28, inclusive.

Section 5. Employees may be temporarily assigned to another class of work in the same or a different roster for a temporary period of time not to exceed forty-five (45) days per year.

Management shall determine the roster from which employees are assigned. The selection will be according to the following criteria:

1. Voluntary by seniority

2. Junior qualified employee

Each temporary assignment shall be for a minimum of one (1) full day.

These assignments shall not be used to fill permanent vacancies.

ARTICLE VII

HOURS AND DAYS OF WORK

Section 1. Eight (8) consecutive hours shall constitute the regular daily assignment and five (5) days of eight (8) consecutive hours shall constitute the regular weekly assignment of all employees coming within the scope of this agreement, insofar as such assignments do not interfere with presently established practices.

Section 2. Hours and Days of Work

Roster 1	Transportation
Transportation Technician
April 1 to November 30 - 7:30 a.m. - 3:30 p.m. Monday - Thursday
April 1 to November 30 - 6:00 a.m. - 2:00 p.m. Friday
December 1 to March 31 - 7:30 a.m. - 3:30 p.m. Monday - Thursday
December 1 to March 31 - 8:30 a.m. - 4:30 p.m. Friday

Roster 2	Operations Support
Clerks
January 1 to December 31 - 8:00 a.m. - 5:00 p.m. Monday - Friday
Radio Operator
January 1 to December 31 - 7:30 a.m. - 4:30 p.m. Monday - Friday

If workload requirements change, the supervisor will notify employees that the work schedule has been changed to 8:00 a.m. to 5:00 p.m. with a paid 20 minute lunch.

Roster 3	Meter & Service
Gas Service / Pipefitter Worker
January 1 - December 31 - 8:00 a.m. - 4:00 p.m. Monday - Friday
Emergency Night Trouble Worker: The second shift in the Service Department:
December 1 to March 31 - 4:00 p.m. to 12:00 Midnight
April 1 to November 30 - 1:00 p.m. to 9:00 p.m.
Roster 6	Meter (Gas & Electric)
Gas / Electric Tester / Installer
January 1 - December 31 - 8:00 a.m. - 4:00 p.m. Monday - Friday or
January 1 - December 31 - 8:30 a.m. - 4:30 p.m. Monday - Friday

Roster 7	Street
Utility Worker, Utility / Regulator Worker
January 1 - December 31 - 7:30 a.m. - 3:30 p.m. Monday - Friday

Roster 8	Electric Distribution
Lineworkers, Cable Slicers, Maintenance Workers
January 1 - December 31 - 7:30 a.m. - 3:30 p.m. Monday - Friday
Night Emergency Trouble Worker - as posted

Roster 9	Meter Reading
Meter Reader
January 1 - December 31 - 7:30 a.m. - 3:30 p.m. Monday - Friday

Roster 11	Stores
Stores Clerk, Stock Person
One person will work:
January 1 - December 31 - 7:00 a.m. - 4:00 p.m. Monday - Friday
One person will work:
January 1 - December 31 - 8:00 a.m. - 5:00 p.m. Monday - Friday

From January 1 through December 31, the stock person and stock clerk will establish a work schedule to ensure coverage of the stockroom from 7:00 a.m. to 5:00 p.m. Meal schedules will normally consist of one hour to be alternated between the two classifications. During any absence, coverage will be provided by the remaining employee on an overtime basis, working a straight eight (8) hours with a twenty (20) minute lunch period.

Roster 12	Property Maintenance
Property Maintenance Worker
January 1 - December 31 - 11:00 a.m. - 7:00 p.m. Monday - Friday

Roster 19	Gas Production
Utility Workers
January 1 - December 31 - 7:30 a.m. - 3:30 p.m. Monday - Friday

During the non-production season, LNG and Propane Plant inspections will be performed on a mandatory planned overtime basis on Saturdays, Sundays and holidays by Roster 19 personnel.

Roster 20	Dig Safe
Dig Safe Technician
January 1 to December 31 - 6:30 a.m. to 2:30 p.m. Monday - Friday

ARTICLE VIII

DAYS OF RELIEF

Section 1. Days of relief now established shall not be changed without good and sufficient cause. When new positions are created, days of relief shall be established for such new positions and shall not be changed thereafter without good and sufficient cause.

Section 2. Whenever employees are replaced in any class of work where continuous operation is necessary, the prevailing days of relief established with each assignment within such class shall not be changed without good and sufficient cause.

Section 3. In departments or groups where continuous operation is not necessary, every effort will be exerted by the Company to establish the days of relief in accordance with the desires of the employees.

Section 4. Employees will not be compelled to change their days of relief with other employees.

ARTICLE IX

MEAL ALLOWANCE / PERIOD

Section 1. A meal period of not less than thirty (30) minutes nor more than one (1) hour shall be arranged for employees unless otherwise mutually agreed upon.

Section 2. The meal period shall be assigned between the end of the third hour after reporting for duty and the beginning of the sixth hour after reporting for duty.

Section 3. Where the nature of the service requires continuous operation, eight (8) consecutive hours may be worked during which twenty (20) minutes shall be allowed for lunch at reasonable and convenient times without interruption of service and without deduction in pay.

Section 4.

(1) From January 1 through December 31, employees in the following Rosters will bring their lunch and will work a straight eight (8) hours (as specified below) with a twenty (20) minute lunch period provided, (normal lunch period to start four (4) hours after starting time) and with no deduction in pay for this twenty (20) minute period.

Roster #3	8:00 a.m. to 4:00 p.m.

Roster #6	8:00 a.m. to 4:00 p.m.
or,	8:30 a.m. to 4:30 p.m.

(2) From April 1 through November 30, employees in the following Rosters will bring their lunch and will work a straight eight (8) hours (as specified below) with a twenty (20) minute lunch period provided, (normal lunch period to start four (4) hours after starting time) and with no deduction in pay for this twenty (20) minute period.

Roster #7	7:30 a.m. to 3:30 p.m.
Roster #8	7:30 a.m. to 3:30 p.m.

(3) From December 1 through March 31 employees in the following Rosters will bring their lunch and will work a straight eight (8) hours (as specified below) with a thirty (30) minute lunch period provided, (normal lunch period to start four (4) hours after starting time) and with no deduction in pay for this thirty (30) minute period.

Roster #7	7:30 a.m. to 3:30 p.m.
Roster #8	7:30 a.m. to 3:30 p.m.

(4) The following accommodations will be made for Company crew working in Rosters 7 and 8 with respect to the requirement that they work a straight eight (8) hours and bring their lunch, as set forth in this Article:

(A) Employees in these rosters will bring their lunches year round.

(B) During the winter months from December 1 through March 31, these employees may supplement their lunches through the purchase of hot foods, so long as the purchases meet the following requirements:

1. The purchase is to be on a take-out basis only;

2. The purchase may be made when the crew is on route between work assignments during the lunch breaks and it does not take longer than five (5) minutes to complete. Employees shall not drive away from their routes for purposes of making such purchases;

3. If the crew is at a job site during the meal period, the job site will not be broken down. Under such circumstances, if one employee on the crew can be spared from the work being performed, that employee may drive to a nearby restaurant and purchase and bring back hot food for the crew, provided that the total time during which the employee is away from the job for this purpose does not exceed ten (10) minutes. No member of the crew will leave any job site where emergency or urgent work is being performed, or where the employee cannot be spared; and,

4. There will not be multiple Company vehicles parked at any location.

Section 5. The Company will grant, reimburse or otherwise compensate an employee for meals when an employee is required to work outside their normal work hours. The Company encourages employees to take their meal, if possible, without alteration in pay. If this is not possible, the employee should take a meal at the end of the work period. The Company also recognizes that when the nature of certain work requires continuous operation, that a meal may not be taken at a reasonable and convenient time without interruption to service.

(1)             The meal allowance is:

                  Breakfast           $7.50

                  Lunch                 $7.50

                  Supper             $13.50

(2) Definitions:

(a) When a meal is not taken, the employee will be entitled to a meal allowance and compensated for a meal period.

(b) A meal allowance will be paid in accordance with Article IX, Section 5 (1) of this agreement.

(c) A meal period will be paid at time and a half (1-1/2) employee's base pay for thirty (30) minutes.

(d) Emergency overtime is defined as overtime work where notice given the employee is twenty-four hours or less.

(e) Establishing Meal Periods: Meal periods are based on the employee's normal starting time and shall not exceed thirty (30) minutes. Meal periods shall be defined as follows:

(i) Employee works through a meal period: Based on employee's normal starting time.

(a) Breakfast - One and a half (1-1/2) hours prior to the employee's starting time.

(b) Lunch - Four (4) hours after the employee's starting time.

(c) Supper - Ten and one-half (10-1/2) hours after employee's starting time.

(d) Other - Six (6) hours after the start of the supper meal period.

(ii) Employee does not work through a meal period.

(a) Other- When applying this provision of the Agreement to establish a meal and meal period, no other timing for a meal(s) will apply. When an employee has not worked through a meal period, the employee will be entitled to a meal and a meal period six (6) hours after reporting for duty and every six (6) hours thereafter.

(3) Callouts - The Company will pay a meal allowance to an employee when their normal meal period is disrupted by emergency overtime work and the period extends beyond three (3) hours.

(4) Continuous Overtime - In the event an employee works two (2) or more hours of continuous emergency overtime after an eight (8) hour period, and such overtime extends beyond a normal meal period, the Company will pay a meal allowance to the employee.

If the overtime work ends simultaneously with the expiration of two (2) hours after the end of an eight (8) hour period, the Company will pay a meal allowance of $3.00 in lieu of the meal and meal period. If the overtime work ends after two (2) hours but prior to two and one half (2-1/2) hours, the company will pay a meal allowance. If the overtime work ends at two and one half (2-1/2) hours and before three (3) hours, the company will pay a meal allowance and allow time to eat the meal. If the overtime work ends after three (3) hours, the company will pay a meal allowance and allow time to eat the meal or pay a meal allowance period.

(5) Scheduled/Planned Overtime - The Company will not pay a meal allowance for a meal occurring during an eight (8) hour period on an employee's day of relief.

(6) Extended Planned Overtime - Planned overtime that extends beyond an eight (8) hour period; the employee will be paid in accordance with Article IX, Section 5 (4) - continuous emergency overtime.

(7) Meals are to be taken at the closest location within the Company's service territory. Without exception, Employees are required to call on the radio to report their location when taking a meal on overtime. After the completion of the meal, the employee will notify Dispatch that they are back on the air and ready for assignment.

Section 6. Employees engaged in emergency overtime work will be paid an allowance for the normal meal period that is disrupted and granted a meal period of twenty (20) minutes without deduction in pay and will be granted an allowance every six (6) hours later.

Section 7. When a regular meal period is established, it shall not be changed without good and sufficient cause.

Section 8. The meal allowance will not apply during emergencies involving employees working more than eight (8) hours beyond the normal work day. During emergencies, the reasonableness of the cost of the meal shall be subject to the approval of the department head.

ARTICLE X

VACATIONS

Section 1 Vacation Pay is provided under the terms of the Vacation Pay Policy, HR 1.20, effective June 1, 2000.

The schedule below illustrates the accrual of the vacation leave benefit:

Completed Years of Service	Entitlement	Monthly Accrual
0 - 4 years	2 weeks	.833 days/month
5 - 9 years	3 weeks	1.25 days/month
10 - 19 years	4 weeks	1.67 days/month
20+ years	5 weeks	2.08 days/month

Employees earn the Monthly Accrual if they are employed for the entire month and are not on leave of absence without pay.

  Employees hired prior to January 1, 1983 and with over twenty-five (25) years of service shall be entitled to one day of vacation for each full year beginning with the twenty-sixth (26) year and ending in the 30th year, vacation beginning in the year that such service is completed.

Employees must seek prior approval from their supervisors before taking vacation time and all questions regarding vacation leave should be directed to their immediate supervisor.

Section 2. Vacations will be granted according to a schedule approved by the Company, and insofar as possible, seniority will govern. One (1) of the three (3) weeks of vacation, two (2) of the four (4) weeks of vacation and three (3) of the five (5) weeks of vacation for those employees who are eligible may be scheduled by the Company at any time during the calendar year. If an employee is unable to start their vacation as scheduled, such vacation will be rescheduled by the Company at the earliest opportunity.

Section 3. Employee's vacation pay will be the greater of their regular straight time pay at the time of vacation or the average of the employee's straight time earnings in the previous calendar year.

Section 5. All departments within the Company will distribute vacation selection forms to be completed by December 31 for scheduling vacations for the following year.

All months of the year will be used by all departments for vacation scheduling. Department Managers will exercise discretion as to the number of employees on vacation at any one time.

Section 6. For purposes of vacation scheduling in the Street Department and Line Department (exclusive of underground personnel) the following provisions shall apply:

The year will be divided into the following three periods for taking vacation.

Period I: The prime period consisting of June, July, August and September. During this period, employees may take up to two weeks of vacation.

Period II: The months of April, May, October, November and December. During these months, an employee may take two weeks of vacation.

Period III: The months of January, February, and March. During these months, an employee will take any remaining vacation not taken in Periods I and II.

Not more than four (4) lineworkers may be on vacation at the same time during Period I and Period II, December only. Not more than two (2) lineworkers may be on vacation at the same time during Period II, except December. Department Head approval is required for more than four (4) lineworkers to be on vacation at the same time in December. Single days of vacation may be taken in Periods I and II, on the same basis as at present; namely, one (1) day for each week of vacation taken in the period, but they may be taken out of any of the scheduled vacation weeks in either Periods I and II instead of the scheduled vacation in the Period in which the single day is taken.

Section 7. Where an employee becomes ill, or a member of the employee's immediate family dies just prior to their scheduled vacation, the vacation will be rescheduled upon the employee's request; scheduled vacation will not be rescheduled if the illness commences after the beginning of the scheduled vacation.

However, if the death of an immediate member of the family (as defined in Article XX, Pg. 30) occurs after the beginning of the scheduled vacation, and the time lost, for the purpose intended, would have been in their normal work schedule, such time will be rescheduled, at a mutually agreed upon later date.

Section 8. For purposes of vacation scheduling in Roster 9 (Meter Reading), the following shall apply: During the period of June, July and August, employees may take up to two (2) weeks of vacation but not more than two (2) employees may be on vacation at the same time during this period. During the remainder of the year only one (1) meter reader may be on vacation at any time.

ARTICLE XI

SENIORITY

Section 1. Seniority progression charts showing all classes of employees subject to this agreement and the seniority movement of such employees between classes hereinafter provided for have been prepared jointly by the Company and the Brotherhood. Roster sheets showing the names, classifications, Company seniority, and class seniority ratings of all employees subject to each seniority progression chart have been prepared and posted. The Company shall prepare and post quarterly, revised roster sheets showing any changes affecting the employees on such sheets.

Any employee subject to this agreement who is aggrieved by any change in seniority rating may, within thirty (30) days after such change is posted, and not thereafter, request the Company to correct such rating, and upon adequate proof of error, it shall be corrected in accordance with the facts.

Section 2. It is agreed, that when an employee is assigned to a position, which is not subject to the rules of the Agreement, on a temporary basis, the employee's seniority status will continue in the class which the employee held at the time of the assignment.

An employee promoted, on a regular basis, to a position which is not subject to the rules of the Agreement, and subsequently returns to a classification which is subject to the rules of the Agreement, shall have their seniority status, for unit seniority purposes, reflect only that time served in the Bargaining Unit; i.e., the employee would return to the bottom of the classification from which they came, with the seniority that they had at the time of their promotion. This period of time will not exceed ninety (90) days.

Section 3. Seniority shall begin when an employee was or shall be first hired by the Company, except that where an employee has been dismissed and rehired or has voluntarily left the employ of the Company and has been rehired, seniority shall begin when such employee was last hired. The seniority rating of employees shall be as follows:

(a) Any present employee of the Company who was in the employ of the Company when seniority was first adopted (June 2, 1946) shall receive credit (in the class of work in which they are employed) for all prior employment with the Company.

(b) Any present employee of the Company who was hired subsequent to June 2, 1946, shall receive credit beginning with their last hiring date and continuing during the term hereof in each class of work in which they have been or are hereafter regularly assigned.

(c) The foregoing provisions of this section shall not apply to new employees until they have been continuously employed for a period of six (6) months, but thereafter these provisions shall apply to such employees.

If because of a reduction-in-forces an employee is demoted from a class of work to which they were assigned on the date when seniority first became effective as aforesaid, such employee shall be assigned to the head of the list in the class to which the employee is demoted, but an employee promoted after said date and subsequently demoted because of a reduction in forces shall revert to that place on the list in the lower class which the employee held before their promotion; provided, however, that when forces are reduced in the lowest class, necessitating the furloughing of employees, the employee in such class having the shortest total period of service with the Company shall be furloughed first, and so on up through the class.

Employees assigned to any class of work in one department of the Company, if furloughed out of their class of work because of a reduction-in-forces, shall be re-assigned by the Company to the same class of work in the same or some other department of the Company if there is another such class, and, if there is not another such class, then to some other class, provided such furloughed employees are qualified by fitness and ability to perform the work in the new class. When so reassigned, such employees shall have the same seniority rating in the new class which they had in the class from which they were furloughed and they shall displace juniors in the new class.

New employees shall be deemed to be on trial for a period of six months from the date of hiring and within such period the Company shall have the right to discharge any new employee whenever in the opinion of the Company the employee has not qualified for the work for which they were hired or for other work to which the employee may be assigned.

The Company shall have the right in its discretion to employ temporary forces for emergencies, vacation relief, or in other unusual situations, and seniority shall not apply to employees in such forces.

The Company may employ student engineers in any class, the total number of student engineers so employed not to exceed three percent (3%) of the number of employees of the Company, and the Company in its discretion and without regard to seniority may assign the work of student engineers in any class or may transfer them from class to class, but in the event that student engineers are assigned to positions permanently such assignments shall be subject to the seniority rights of regular employees affected thereby.

Section 4. If there is seniority movement between the classes involved, when a vacancy occurs in any class, the employee senior in the next lower class shall be entitled to promotion to the vacancy if their fitness and ability qualify them for the position, and when forces are reduced, the last person the class affected shall be furloughed first, and so on up through the class, employees so furloughed having the rights to displace juniors in a lower class if qualified by fitness and ability.

An employee accepting promotion or transfer to a new class after June 2, 1948, shall have seniority in the new class beginning with the date of such acceptance, and the employee will retain unimpaired their seniority in the former class without the right, however, to displace juniors in the former class as long as they may have employment in the new class in any position for which they are qualified by fitness and ability.

Section 5. If there is no seniority movement between the classes involved and forces are reduced in a class, an employee who was transferred to such class from another class shall return to their former class without loss of seniority in that class if then qualified by fitness and ability to perform the work in the employee's former class.

Section 6. In the event of a vacancy in an existing position or in a newly created position within each class in any department, notice of the vacancy will be posted at places accessible to employees affected in that department, and Company-wide in all other departments, and shall remain posted for a period of seven (7) days, within which time applicants eligible and desiring to fill such vacancy shall apply in writing to the official of the Company designated in the notice. Such notice shall also set forth the title of the position to be filled, hours of work, days of relief, rate of pay and outline of duties. The bidders will be considered in the following order and the senior qualified bidder will be awarded the job:

(1) Employees with seniority who have previous time in the class where the vacancy exists, in the order of their seniority in that classification.

(2) Employees with seniority in the next lower class in the same roster, in the order of their classification seniority in that classification.

(3) Employees with seniority in each lower class, in order, in the same roster, in the order of classification seniority within each such class.

(4) Employees with seniority in a class, if any, above the vacancy and in the same roster, in the order of seniority in such higher classification.

(5) Employees with seniority from other rosters, considered in the order of their Company seniority.

Within one (1) week after expiration of the posting period the Company shall assign the accepted applicant to such vacancy or newly created position. If the Company anticipates a problem will arise in making the assignment within one (1) week, the Company agrees to discuss this with the Union in advance. When such vacancies occur in positions that are to be refilled, the Company will post notice within one (1) week.

Any employee assigned to a new position shall have thirty (30) days in which to qualify. If the employee is unable to qualify, the employee may return to the class from which they came without loss of seniority rating therein. If in the opinion of the Company the employee is competent, the employee shall not return to the class from which they came until a vacancy occurs in that class.

Section 7. The seniority status of an employee transferred to a new position or vacancy in another department in accordance with the preceding Section shall begin on the date of the employee's assignment to the new class and the employee will retain unimpaired their seniority in the former class without the right, however, to displace juniors in the former class as long as they may have employment in the new class in any position for which that employee is qualified by fitness and ability.

Section 8. When forces are increased in any class, furloughed employees shall be given preference over applicants not previously employed by the Company if they are qualified by fitness and ability to perform the work in the class of service affected.

When employees are furloughed from several classes and a vacancy later occurs in a particular class, furloughed employees from the class where the vacancy occurs shall have preference.

Furloughed employees shall notify the Company in writing on or about the first day of each calendar month that they are available for re-employment, and if offered work by the Company for which they are qualified, they must accept it in writing and report for work within seven (7) days, and furloughed employees failing so to notify the Company of their availability for a period of six (6) months or to accept as aforesaid work so offered shall forfeit all seniority rating.

Section 9    -    6/1/67

In reducing and increasing forces, in making promotions, and in making appointments to fill vacancies occurring in any class with employees in the same class in which the vacancies occur, or from other classes, all as provided in the foregoing sections, the Company shall determine the fitness and ability of all applicants for new or different positions. In determining fitness and ability of any applicant from another roster, the desire and ability of such applicant to advance to higher classifications in the roster to which the bid is made will be contributing factors.

Should reduction of forces become necessary for any reason, the Brotherhood will be consulted and every attempt made to achieve the reduction by attrition. In the event that employees are displaced from their classification by reason of a reduction in forces, the following will apply:

1. The Company will discuss the matter with the Local Union.

2. Such employee may displace other employees of the Company pursuant to the Seniority provisions of the agreement.

3. The wage rate of employees upon such transfer to lower rated jobs will be as follows:

Continuing Service at Date of Reduction	Total Reduction
Employees with ten (10) or more years of continuous service.	No reduction
Employees with nine (9) but less than ten (10) years of continuous service.	$1 per week after 6 months
Employees with eight (8) but less than nine (9) years of continuous service.	$2 per week after 6 months
Employees with seven (7) but less than eight (8) years of continuous service.	$2 per week after 6 months $1 per week after 12 months
Employees with six (6) but less than seven (7) years of continuous service.	$2 per week after 6 months $2 per week after 12 months
Employees with five (5) but less than six (6) years of continuous service.	$2 per week after 6 months $2 per week after 12 months $1 per week after 18 months
Employees with less than five (5) years of continuous service.	No reduction for first 6 months; a reduction of $2 per week at the beginning of the second and successive periods of 6 months until the rate wage equals the ultimate of the lower classification

4. Employees reduced to a lower-rated job classification are required to bid vacancies they are qualified to perform as they may occur in the former classification or in other higher rated jobs unless the Company and the Brotherhood feel there are extenuating circumstances. Employees failing to bid, or accept assignments, may have their wages reduced. All assignments will be made in accordance with the seniority provisions of the contract.

5. If an employee is transferred to a lower-rated job under the above and bids for and is awarded a job with a lower ultimate, the difference in ultimates will be deducted from the employee's rate unless the Company and the Brotherhood feel there are extenuating circumstances.

If, after such transfer, a general wage increase is made on a percentage basis, the employee shall receive eighty percent (80%) of said general increase, the percentage to be figured on the adjusted rate prior to applying the eighty percent (80%).

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

By /s/ F. Manley

President

Section 10. Any employee who, subsequent to the enactment of the Selective Training and Service Act of 1940, left the employ of the Company to enter any of the armed forces of the United States of America, will retain the same seniority status that they would have had if the employee had remained in the employ of the Company during the period of their absence, provided that their military service is terminated by an honorable discharge and that within ninety (90) days thereafter the employee shall apply in writing to the Company for re-employment. The Company shall assign such an employee according to their seniority status provided the employee is then qualified by fitness and ability to perform the work in their class, but, if the employee is mentally or physically unfit to perform the work in their class, the Company shall endeavor to provide the employee with employment in any class of work in any department of the Company for which the Company deems the employee to be mentally, physically and otherwise qualified, and provided also that the employee's total length of service with the Company, including the aforesaid military service, shall be greater than that of the employee to be displaced.

Section 11. The Company agrees to grant to regular employees of the Company such reasonable leaves of absence, without pay for transacting official union business of the Brotherhood, in such numbers and for such length of time as the Company shall determine. Any such employee who returns to the employ of the Company at the expiration of their leave of absence will be credited with the seniority that such employee would have had if they had remained in active service with the Company during the leave of absence and shall be assigned to the classification in their roster to which such seniority entitles the employee, provided such employee is then qualified by fitness and ability to perform the work of such classification.

ARTICLE XII

DISCIPLINE, SUSPENSION AND DISCHARGE

Section 1. If any employee is disciplined, suspended or discharged, a meeting will be held between the Company and the Union Grievance Committee within a reasonable time. The Brotherhood may in its discretion within seven (7) days from the date upon which such employee is disciplined, suspended or discharged request the Company to grant a hearing to such an employee, such request to be in writing, registered and mailed to the Director of the Company.

Hearings will be held by the Director of the Company or by a department head or other officer of the Company designated by the Director within one (1) week after receipt of such written request.

Section 2. If an employee is charged with the violation of Company rules or any other offense, and a hearing is requested under Section 1, the Brotherhood shall be furnished with a statement of the charge in writing.

At the hearing, the Brotherhood shall represent the employee disciplined, suspended or discharged and may present witnesses.

Section 3. If the employee is exonerated, the employee will be restored to service without prejudice and shall be compensated for any loss in wages caused by such discipline, suspension or discharge.

ARTICLE XIII

GRIEVANCE

Section 1. Any dispute arising during the term hereof shall be treated as a grievance and every reasonable endeavor shall be made to settle such dispute by agreement between the Grievance Committee of the Brotherhood and the Director of the Company or their representatives. Within ten (10) working days, any grievance shall be presented in writing to the employee's immediate supervisor.

Section 2. If the employee's immediate supervisor cannot satisfactorily resolve the grievance as stated in Section 1, it shall be referred to the Department Head.

Section 3. Within ten (10) working days of such submission as stated in Section 2, a meeting shall be arranged between the grievant, the Union Steward, the Supervisor and the Department Head.

Section 4. Within ten (10) days, if the grievance is not satisfactorily resolved by the meeting as stated in Section 3, the grievance may be submitted to the Director of the Company, or the Director's designees. Within five (5) working days of such submission, a meeting shall be arranged between the Union Grievance Committee and the Director or the Director's designees. The Company shall reply in writing to the grievant within five (5) working days after the meeting.

Section 5. If the response given pursuant to Section 4 above does not satisfactorily adjust a grievance, the grievance may be submitted in writing to arbitration within sixty (60) working days of the date of the written response pursuant to Section 4 above.

Section 6. The party requesting arbitration shall do so by delivering to the other party a notice in writing setting forth its statement of the matter in dispute. If a party requests arbitration and so notifies the other in writing and thereafter either party fails or neglects to name its arbiter within ten (10) days after receipt of such request, it shall be construed that the party failing or neglecting to name its arbiter as aforesaid has waived its right to arbitration of the particular dispute, and in that event the demands of the other party shall be conceded unless it so happens that both parties fail or neglect to name arbiters within the time provided.

Section 7. Any grievance not presented in accordance with applicable time limits or other requirements in the steps listed above shall be automatically foreclosed and considered settled and shall constitute a denial of the grievance. By mutual agreement the parties may extend the time limits in any of the steps listed above.

Section 8. Arbitration shall be conducted through a Board of Arbitration consisting of one (1) representative selected by the Union, one (1) representative selected by the Company and an impartial Chairman mutually chosen by the parties. The procedure for Arbitration shall be as follows;

A. The Union representative and Company representative shall meet forthwith to choose an impartial Chairman, but no later than fifteen (15) calendar days from the date of the demand of arbitration. If no selection can be made within such fifteen (15) day period, then either party may request lists from the American Arbitration Association and selection shall be made in accordance with the rules of the service.

B. Hearings and post hearing activities shall be conducted in accordance with the voluntary labor arbitration rules of service.

C. The decision of a majority of the Board shall be the decision of the Board of Arbitration. The Board shall have no power to change, amend, modify, or otherwise alter the provisions of this Agreement. The decision of the Board, which shall contain a full written statement of the grounds upon which the issue or issues are decided, shall be final and binding on the Union and the Company.

D. Each party shall bear the expense of preparing and presenting its own case. The compensation and expense of the impartial Chairman and any other expenses of such Board shall be borne equally by the parties.

E. At the meeting with the impartial Chairman it will be discussed and agreed to that the impartial Chairman is required to return a decision within sixty (60) days of the hearing.

Section 9. The Company shall have the right to grieve and arbitrate any dispute which arises concerning the terms and conditions of this Agreement.

Section 10. While this agreement is in effect, there shall be no authorized or sanctioned cessation, retarding or stoppage of work because of any dispute which may result from any interpretation of this agreement or for any cause whatsoever. If an employee represented by the Brotherhood and subject to the terms and conditions of this agreement who, without the authority and sanction of the Brotherhood, voluntarily absents themself from work because of any dispute or demand, the employee may be denied further employment or suspended at the option of the Company.

ARTICLE XIV

PAYROLL DEDUCTIONS

The Company agrees to deduct weekly from earned wages and remit to the Brotherhood, the dues of those employees who are members of the Brotherhood and not exempt from the provisions of this agreement, in an amount individually authorized in a manner and on a form approved by the Union and the Company.

ARTICLE XV

PENSION PLAN

A pension plan is provided for employees and is briefly outlined below. In the event there shall be enacted state or federal legislation which conflict with the terms of the below plan, state or federal legislation will govern.

Eligibility

Any employee of the Company shall or may retire on a retirement benefit subject to the provisions and conditions hereinafter set forth:

1. An employee who has attained the Normal Retirement Date (first day of the month in which occurs an employee's 65th birthday) and ceases active service with the Company shall be entitled to a pension.

2. For employees hired on or after June 1, 1985, an employee shall be entitled to a disability retirement benefit if the employee has completed 15 or more years of Credited Service (excluding service before age 18) and becomes totally and permanently disabled. In order to be eligible for a disability pension the employee must:

a. Be totally and permanently -prevented from engaging in any occupation or employment for wages or profit.

b. The disability must not have been incurred while the employee was engaged in:

(1) criminal act

(2) service in the armed forces

(3) habitual drunkenness or addiction to a narcotic

(4) intentional self-inflicted injury

(5) act or disease resulting during the course of employment with an employer other than the Company.

Further, that the disability pension may be discontinued should the employee refuse to be examined by a physician designated by the plan. The pension would be computed on the basis of the Credited Service and Average Monthly Wages at the time of the disability retirement. Such pension shall commence on the employee's Normal Retirement date. On each January 1st, prior to the Employee's Normal Retirement Date, the monthly pension payable to a disabled employee shall be increased to reflect an additional year of Credited Service which would have accrued to the employee.

For employees hired on or before May 31, 1985, disability retirement benefits shall be provided under the contract terms as stated in the "Agreement Between Unitil/ Fitchburg Gas and Electric Light Company and The Brotherhood of Utility Workers of New England, Inc.Utility Workers Union of America, AFL-CIO, Brotherhood of Utility Workers Council, Local Union No. 340B340, May 1, 1998 - May 31, 2000." An employee with fifteen (15) years of Credited Service and who has attained age fifty-five (55) may elect to retire on an Early Retirement Date, which may be the first day of any month thereafter prior to the employee's Normal Retirement Date.

The Company requests that the employee notify the Company in writing at least ninety (90) days prior to such date of intention to retire early.

Vesting

An employee's pension benefit will become vested (a right to a deferred benefit at age 65) after completing at least five (5) years of credited service following their 18th birthday (excluding Credited Service completed prior to age 18).

Determination of Amount of Normal Retirement Benefit

A. Basis:

The basis for the computation of the amount of the retirement benefit shall be the employee's average monthly wage for the last five (5) years of Credited Service or the employee's average monthly wages for any consecutive five-year period during the employee's last twenty (20) years of Credited Service, whichever amount is larger.

B. Amount:

Based upon average monthly wages determined as above stated, the employee shall be eligible for a monthly retirement benefit payable in advance, computed as follows:
  For each of the first twenty full years of Credited Service - 2% of said average monthly wages, plus
  For each full year of Credited Service in excess of twenty full years and not in excess of thirty full years - an additional 1% (one percent) of said average monthly wages, plus
  For each full year of Credited Service in excess of thirty years - an additional 1/2 of 1% (one-half percent) of said average monthly wages, such sum to be reduced by:
  Fifty (50%) percent of such employee's Primary Social Security Benefit payable under the Federal Social Security Act in effect on December 31, 1970: such reduced sum to be further reduced by:
  The amount of monthly retirement benefit, if any, to which the employee is entitled under any retirement plan maintained by a former employer for which credit is given under the Plan (i.e. another Unitil System Company).

Determination of Amount of Early Retirement Benefit

The monthly amount of Early Retirement Benefit payable to an employee retiring on their Early Retirement Date shall be equal to the employee's Normal Retirement Benefit based on Credited Service to their Early Retirement Date, reduced on the basis of the following schedule:

Early Retirement	Percent Reduction of Normal Retirement Benefit	Early Retirement Benefit Expressed as a % of Normal Retirement Benefit
65	0%	100%
64	0%	100%
63	0%	100%
62	0%	100%
61	0%	100%
60	0%	100%
59	5%	95%
58	10%	90%
57	15%	85%
56	20%	80%
55	25%	75%

Normal Form of Benefits
  Monthly Annuity for Life

  An employee who is unmarried at retirement will receive a retirement benefit as a monthly annuity for as long as the employee lives. Upon death, no death benefits will be payable to any beneficiary.
  Joint and Survivor Annuity with Spouse

  An employee who is married at retirement and who does not elect to receive the retirement benefit as a monthly annuity for life will receive an actuarially reduced benefit for as long as the employee lives with fifty (50%) percent of such reduced benefit payable after death to the employee's spouse for as long as such spouse lives. The reduction is based upon the life expectancies of the employee and spouse on the employee's retirement date.

Optional Form of Benefits

  Contingent Annuitant Option

  An employee may elect, instead of the retirement benefit as heretofore provided, to have reduced retirement benefits made commencing on the employee's retirement date and after death such reduced payments, or any lesser amount selected by the employee, will be continued to the designated beneficiary, if living after the employee's death, for the beneficiary's lifetime.

  Ten (10) Year Certain and Life Annuity

  An employee may elect that the retirement benefit, payable on the retirement date, be reduced with the guarantee that not less than one hundred and twenty (120) monthly payments will be made either to the employee or the named surviving beneficiary.

  Five (5) Year Certain and Life Annuity

An employee may elect that the retirement benefit, payable on the retirement date, be reduced with the guarantee that not less than sixty (60) monthly payments will be made either to the employee or the named surviving beneficiary.

If any of the above options are elected, the provisions for a minimum annual retirement benefit shall only apply prior to any reductions under the above options.

Minimum Retirement Benefit

In no event will the Company pay any employee who retires with fifteen years of Credited Service an annual normal retirement benefit of less than $1,200 in addition to such sums, if any, as the employee may receive as ""Primary Insurance Benefits"" under the Federal Social Security Act.

Spouse's Benefit

A Spouse's Benefit shall be payable to an employee's spouse in the event of the employee's death prior to the Normal Retirement Date, provided at least fifteen (15) years of Credited Service was completed and the employee has been married to the surviving spouse for at least one (1) year.

The monthly amount of the Spouse's Benefit shall be one-half of the amount of Retirement Benefit which would have been payable had the deceased employee retired, rather than died, on the day before death, reduced, however, by one (1%) percent for each full year in excess of two (2) by which the deceased employee's age exceeds their Spouse's age.

A minimum of fifty ($50.00) dollars per month shall be payable.

Spouse's Benefit payment shall terminate with the last payment due preceding death.

Deferred Termination Benefit

An employee who terminated employment after five (5) or more years of Credited Service shall be entitled to a Deferred Termination Benefit equal to that portion of the Normal Retirement Benefit accrued to the date employment terminates.

Funding

The pension plan will continue to be funded, with all contributions from the Company. It is understood that the retirement plan will meet the requirements for approval by the Internal Revenue Service and will be actuarially sound.

The specific details of the pension plan will be as described in the retirement plan documents. In the event of any conflict between this summary and the Plan Document, the Plan Document will govern. While the Company expects to continue indefinitely the benefits provided for under this pension plan, it agrees to continue them only for the term of the agreement with The Brotherhood of Utility Workers of New England, Incorporated. The Utility Workers Union of America, AFL-CIO, Brotherhood of Utility Workers Council, Local No. 340B340, effective June 1, 2000.

ARTICLE XVI

DISABILITY RETROGRESSION PAY PLAN

1. Non-Compensable Disability

In the event an employee with ten (10) full years of continuous service or more becomes unable to perform their normal duties because of a disability for which the employee is not receiving Worker's Compensation Benefits, the Company shall provide the employee with work, provided the employee is able to perform such work. If such employee refuses to accept such work, the obligation of the Company hereunder shall be discharged. In the event an employee with less than ten (10) full years of service becomes unable to perform their normal duties because of a disability for which the employee is not receiving Worker's Compensation Benefits and if the Company is able to provide the employee with work which the employee is capable of performing, the employee shall be assigned to such work. The adjusted pay rate in either case shall be determined by the following PLAN shown below.

A. FUTURE RETROGRESSION

1. Less than ten (10) full years of continuous service at time of retrogression.

a. An employee with less than ten (10) full years of continuous service with the Company at time of retrogression shall receive the ultimate base rate of the new job classification.

b. The new rate shall become effective at the time of such retrogression.

2. Ten (10) full years and less than twenty-five (25) full years of continuous service at time of retrogression.

a. An employee with ten (10) full years or more of continuous service with the Company at the time of retrogression shall receive an ADJUSTED pay rate equal to the ultimate base rate of the new job classification.

PLUS

for each full year of continuous service an additional four percent (4%) of the differential between the pay rate of the new job classification and the employee's AVERAGE pay rate, except that in no case shall the ADJUSTED rate be greater than the AVERAGE rate, or less than the ultimate base rate of the new job classification. The AVERAGE pay rate shall be determined by finding the weighted average of the pay rates for all job classifications the employee has held for the five (5) year period immediately preceding the date of retrogression. In making this computation, ultimate base rates in effect at the time of retrogression shall be used.

b. The employee's pay rate shall be reduced to the ADJUSTED pay rate in steps of ten cents ($.10) per hour or four dollars ($4.00) per week every six (6) months, except that the last reduction step may be ten cents ($.10) per hour or four dollars ($4.00) per week or less as necessary to reach the ADJUSTED pay rate exactly. The first reduction step shall occur six (6) months from the effective date of retrogression.

3. Twenty-five (25) full years or more of continuous service at time of retrogression.

a. An employee with twenty-five (25) full years or more of continuous service with the Company at the time of retrogression shall retain the ultimate pay rate of the classification from which the employee retrogressed.

II. Compensable Disability

In the event an employee with ten (10) full years of continuous service or more becomes unable to perform their normal duties because of a disability for which the employee is receiving Workmen's Compensation Benefits, the Company shall provide the employee with work, provided the employee is able to perform such work. If such employee refuses to accept such work, the obligation of the Company hereunder shall be discharged. In the event an employee with less than ten (10) full years of service becomes unable to perform their normal duties because of a disability for which they are receiving Workmen's Compensation benefits and if the Company is able to provide the employee with work which the employee is capable of performing, the employee shall be assigned to such work. The employee's ADJUSTED pay rate in either case shall be determined as set forth under 1 (A) of this PLAN except that the following shall apply:

  If, at the time of retrogression, the employee is receiving compensation for partial disability, the Company will pay such amounts so that the employee's total compensation from the Company and from such Disability Benefits will equal the adjusted pay rate.
  The date the employee commences work at the lower classification shall be considered as the date of retrogression.

III. General Provisions Applicable to I and II of the PLAN

  In all computations, only FULL YEARS of service shall be used.
  ADJUSTED pay rates established under the PLAN shall be figured to the nearest cent except where the rate figures exactly to a half-cent.
  An employee with ten (10) or more full years of continuous service receiving an ADJUSTED pay rate under the PLAN shall hold the title of the new job classification with the word ""SPECIAL"" appended thereto.
  A physician appointed by the Company in all cases shall consult with such employee's family physician and in the event of disagreement as to the employee's condition and/or ability to perform the work of any particular class, the case shall be referred to a recognized specialist or clinic in the field of medicine involved, whose opinion will be final and binding upon all parties.
  No change in GROUP INSURANCE classification shall result from such retrogression.
  General increases will be figured on the adjusted pay rate of a retrogressed employee.
  An employee transferred to a lower classification under the PLAN shall be assigned without posting the job.
  References to continuous service in the Company shall include service with affiliated companies.
  If an employee who is being compensated under the provision of this PLAN is again transferred to one or more lower or higher rated classifications, the employee's new ADJUSTED rate upon each such transfer shall be computed as if the employee had been transferred to such lower or higher classification initially, using all factors applicable at the time of the first retrogression. The resultant rate shall be corrected to reflect all wage adjustments which were made in such classification since the date of the initial retrogression.
  The Company may, in its discretion, withhold the provisions of this PLAN from employees who also engage in work for other than the Company or its affiliates.

ARTICLE XVII

SICK PAY PLAN

Employees covered by this Agreement are eligible for the Company's Sick Pay Policy HR 1.12, effective June 1, 2000, and shall be entitled to two weeks sick pay during the first year of employment. After one year of employment, employees will be entitled to up to twenty-six weeks of sick pay. The Company may, in its discretion, withhold payment of sick pay benefits to employees who engage in other work. The Company reserves the right to request verification of continued disability by the Employee's physician, as well as the right to request second and third opinions.

The Company has given its Department Heads discretion to grant limited time off without loss of pay for urgent personal reasons including a serious emergency at home, such time to be no more than required for the purpose, usually a few hours and in no event , more than one day. Department Heads also have discretion to grant time off without pay for personal reasons if there is good cause and no abuse of privilege.

ARTICLE XVIII

GROUP INSURANCE

During the effective period of this Agreement, the Company will maintain Group Insurance as follows: Life, Accidental Death and Dismemberment, Long-Term Disability, Medical and Dental Plans, in accordance with the Group Insurance Summary dated June 1, 2000, and attached hereto. In the event that there shall be enacted after June 1, 2000, state or federal legislation in addition to that now enacted which provides benefits in the field of health, medical, hospitalization and nursing care, the parties agree that there shall be no duplication or overlapping of such benefits and the benefits provided by the Company. In the event that the Company determines that such duplication or overlapping of benefits occurs, it may revise the benefits under the Company's Group Insurance Plans to minimize the same. In so doing, there will be no reduction in the benefits provided to employees as set forth in the attached Group Insurance Summary. The Union shall be given reasonable advance notice of any changes made pursuant to this provision and upon the request of the Union, it shall have an opportunity to discuss them with the Company prior to their being made. There will be no changes in insurance carrier during the term of the contract unless by mutual agreement.

ARTICLE XIX

401(k) PLAN

Employees may participate in the Company's 401(k) Plan (Plan). The Company agrees to make payroll deductions for payments to the duly-established 401(k) Plan upon written authorization by regular employees and to forward the amounts so deducted to the 401(k) Plan in accordance with such authority.

The Company reserves the right to make administrative changes to the 401(k) Plan during the term of this Agreement with the understanding that such changes will not decrease the amount of benefits provided to Plan members. These administrative changes may include the merger of 401(k) Plans.

The Company will amend the 401(k) Plan to permit the election of gross wages with or without overtime for maximum contributions on an annual basis if regulations permit. The employee can save 15% of base or gross wages and the Company will match 100% of the first 3% of base wages that an employee contributes to the Plan.

ARTICLE XX

LEAVE OF ABSENCE

Section 1. Death in The Family

Employees are eligible for the Company's Bereavement Pay Policy HR 1.15, effective June 1, 2000, which allows for three (3) days off with pay for a death in the family.

Section 2. Jury Duty

Employees are eligible for the Company's Jury Duty Policy HR 1.27, effective June 1, 2000, which allows for unlimited time off with pay if an employee is required to serve as a member of a jury or is subpoenaed to appear in court in a capacity other than a plaintiff or defendant.

Section 3. Military Leave

Employees are eligible for the Company's Military Leave of Absence Policy HR 1.08, effective June 1, 2000, which allows for two (2) weeks off with pay for military training leave and four (4) months off with pay if an employee is activated as a result of a call-up order.

Section 4. Unpaid Leave of Absence

Employees are eligible for the Company's Unpaid Leave of Absence Policy HR 1.34, effective June 1, 2000, which allows for up to six (6) months off, unpaid, for personal reasons that do not qualify under other leave policies. A Leave of Absence of up to six months will not effect union seniority.

ARTICLE XXI

SEVERANCE PAY PLAN

Employees are eligible for the Unitil Corporation Severance Pay Plan.

An employee who desires severance pay, must, within ten (10) days after receiving notice of layoff, notify the Company in writing of his desire to terminate employment and receive Severance Pay under this plan. Upon such termination and receipt of Severance Pay, the employee will lose all seniority and recall rights under the contract. If an employee does not desire to terminate his employment in these circumstances, he will retain his recall and seniority rights, to which entitled under the contract, if any, but shall not be entitled to any Severance Pay hereunder.

ARTICLE XXII

BULLETIN BOARDS

The Company will provide space on the Company Bulletin Boards for official Union notices. Notices of Union meetings, elections, and appointments may be posted by the Union without prior approval. Any other material which the Union desires to post shall first be submitted to management for approval before posting. There shall be no posting of advertising or political matter or material which is objectionable or controversial.

ARTICLE XXIII

EFFECT OF AGREEMENT

Section 1. This agreement is the entire agreement between the parties except such amendments or supplementary agreements as are in writing and signed by the parties.

Section 2. During the term of this agreement, should any provisions or part thereof become illegal, the rest of the agreement will continue in full force and effect.

ARTICLE XXIV

CONTRACTORS

The Union will have the right to call to Management's attention any condition that they may consider detrimental to the employees of the Company relative to work proposed, or being performed by outside contractors, and Management agrees to discuss this condition with the Union, and to take whatever remedial action may be agreed to in these discussions. Outside contractors will be required to adhere to OSHA requirements.

The Company recognizes that its use of outside contractors may, at times, cause some concern to employees and the Union. Accordingly, upon request of the Union Committee, the Company representatives will discuss any problems arising over the use of contractors. If such discussion does not satisfy the Union, it may make a written request to the Director of the Company for a meeting with the Director, in which event, the Director will sit down with the representatives of the Union for a thorough review and discussion of the problem.

Addendum (May 1, 1973) - The question of Pre-notification of Contractors to be handled as a matter of common sense and good labor relations, with no legal commitment. Except when emergencies exist, the Company will before the letting of a contract discuss with the Brotherhood the reasons, economics and any other matters pertinent to the situation.

There is no intent to displace regular employees by these outside forces..

Note: The foregoing paragraph would not preclude the Company from hiring temporary forces.

ARTICLE XXV

WORKING CONDITIONS

Section 1. Alternate Emergency Trouble Worker - Line Department

It is agreed that the following supplementary practices affecting working conditions will be continued during the term of the current Collective Bargaining Agreement:

The conditions for Alternate Emergency Night Trouble Worker classification and posting thereof are as follows:

a. Duties and qualifications would be the same as for the Emergency Night Trouble Worker and would be posted as such.

b. Only Lineworkers-1st Class will be eligible to fill the job.

c. One or more Lineworkers-1st Class with ""alternate"" listing will be listed according to seniority on summation sheet, but will retain present place in roster.

d. Senior ""Alternate"" person would be assigned to fill in on a temporary basis when the regular Emergency Night Trouble Worker is not available for work. In the event the senior ""Alternate"" person is not available due to sickness, vacation, etc., the second ""Alternate"" person would be assigned. Any ""Alternate"" so assigned would accumulate seniority for time actually worked in the Emergency Night Trouble Worker's classification.

e. Planned absences: Example - vacation, sickness other than first day -

1. Senior person from "Alternate" list will not work 7:30 a.m. - 3:30 p.m. as Lineworker-1st Class.

2. Will be notified and assigned in advance to fill in on the Emergency Night Trouble Worker's job.

3. Will receive credit in the classification as Emergency Night Trouble Worker. Will also receive pay of classification at straight time.

4. If there is overtime involved while the "Alternate" is working as the Emergency Night Trouble Worker, overtime will be at the Emergency Night Trouble Worker rate.

f. Absences other than planned: Example - sickness first day -

1. If "Alternate" man has reported for work for normal 7:30 a.m. - 3:30 p.m. hours, then "Alternate" will work 7:30 a.m. - 3:30 p.m. at straight time as Lineworker-1st Class. And then 3:30 p.m. - 12 midnight at time and one-half at the Emergency Night Trouble Worker's rate.

g. When the Emergency Night Trouble Worker returns to work, "Alternate" will be notified not later than 4:00 p.m.. on the last working day prior to the Emergency Night Trouble Worker's return. "Alternate" will report on next working day at normal hours. If the Company is not able to meet this time factor, the "Alternate" and the regular Emergency Night Trouble Worker will work together for the first night after the regular Emergency Night Trouble Worker returns to work.

h. An "Alternate" can be removed from the "Alternate" list by request. When an "Alternate" is so removed, the "Alternate" job will be posted to obtain a replacement.

Section 2 Work Assignments Line Department

The normal crew complement for work assignments will be two line workers except the Company would have the option of assigning and upgrading a qualified line worker(s) to a single person operations and maintenance vehicle(s) .

The Union may request additional personnel and the crew supervisor may, at their discretion, grant the request.

    It is management's responsibility to determine the number of line workers needed on work assignments; that various relevant conditions affect a judgment whether two (2) line workers or three (3) line workers are needed on particular job assignments; and that supervision should make particular job assignments on the basis of the number of line workers needed--whether this is two (2) line workers, three (3) line workers or more.
    It is the Company's policy to observe high standards of safety and in no event will it assign two (2) line workers if, in its judgment, three (3) line workers are required for a particular job by reason of safety considerations.

Work assignments are based on a collaborative effort from a Joint Working Committee. There is an understanding that work assignments will be mutually agreed upon before implementing. The Committee consists of two (2) Company and two (2) Union personnel.

It is recognized that as provided in Section 502 of the Labor-Management Relations Act of 1947, an employee may decline to work in good faith because of abnormally dangerous conditions for work and nothing in this memorandum can affect such right of the employees as set forth in the Federal Statute.

Section 4. Work Assignment Gas Department

Two (2) qualified persons will be used when working on live gas lines.

The Union may request additional personnel and the crew supervisor may, at their discretion, grant the request.

(a) It is management's responsibility to determine the number of utility workers needed on work assignments; that various relevant conditions affect a judgment whether two (2) utility workers or three (3) utility workers are needed on particular job assignments; and that supervision should make particular job assignments on the basis of the number of employees needed--whether this is two (2) utility workers , three (3) utility workers or more.

(b) It is the Company's policy to observe high standards of safety and in no event will it assign two (2) utility workers if, in its judgment, three (3) utility workers are required for a particular job by reason of safety considerations.

Work assignments are based on a collaborative effort from a Joint Working Committee. There is an understanding that work assignments will be mutually agreed upon before implementing. The Committee consists of two (2) Company and two (2) Union personnel.

In the event there is a reduction in Roster 7, identification of underground facilities and gas leak surveys using the flame ionization unit would be assigned exclusively to Union employees.

Section 5. Residential Gas Cock Lubrication Duties

    Work to be performed, during scheduled hours by the Gas Meter & Service Department
    Work to be performed, during non-scheduled hours, when Gas Service Department and Gas Distribution Department are both working, by Gas Meter & Service Department.
    Work to be performed for call-outs, by the Gas Distribution Department.

General Duties

  Maintenance, Cleaning and lubricating of gas cocks to be performed by the Gas Meter and Service Department under the above stated Stipulations.

Section 6. Inclement Weather Clause 5/1/89

The following provisions will apply to employees in Rosters 7 and 8 with respect to inclement weather:

During stormy weather (per OSHA 1910.269) or extreme cold, employees in these rosters will not be required to perform outside work, except in emergencies.

Extreme cold shall be considered fifteen degrees Fahrenheit and will be determined by the digital recording thermometer in the Transmission and Distribution office. The exception is to perform work required to meet a customer requirement. The Union and Company agree to make every effort to meet customer commitment even during extreme cold.

Outside work will be performed in precipitation. It will be management's discretion on work assignments in inclement weather. Field employees will exercise a common sense approach when working in adverse weather conditions and will make the determination whether work should continue.

Section 7. Medical Matters 8/14/84

The Company and the Union agree to the following in respect to medical matters involving employees.

1. Employees who desire to consult the Company Doctor should make an appointment through their supervisor.

2. When the Company Doctor, in accordance with the Disability Retrogression Pay Plan, decides that an employee should be retrogressed for physical disability, the Local Officers of the Union will be notified before the employee is told.

3. When an employee is denied a job because of physical reasons, the Union will be notified and the reason given before the employee is notified.

4. When an employee is out sick or out as a result of injury and the Company Doctor says the employee cannot return to work, the Union will be notified.

5. If there is disagreement between the employee's physician and the Company Doctor, arrangements will be made for the Union Representatives to talk with the Company Doctor as soon as possible.

6. If there is still disagreement, the matter may, upon request of either party, be referred to a third doctor, whose decision will be final and binding upon all parties. The third doctor will be selected by the Company Doctor and the employee's doctor. If they are unable to agree upon the third doctor, a joint request will be made to the Dean of the Harvard Medical School for choice of a third doctor in the special field involved. In the event a third doctor is appointed, the Company Doctor and the employee's doctor will have the right to submit the medical history of the employee and all other relevant information in their possession.

7. If an employee who has been absent from work because of disability is advised by their doctor to return to work but is prohibited from doing so until approved by the Company Doctor, the time required for the Company Doctor to make a decision whether or not the employee may return to work will be paid time and not subject to the provisions of the plan for payment of disability benefits.

8. The Company Doctor is responsible for determining when an ill employee is well enough to return to work and what type of work the employee should be returning to.

9. All employees who have been out for a serious illness such as

Heart Condition
High Blood Pressure
Cerebral Hemorrhage
Diabetes
Tuberculosis
Serious Surgery
Back Condition
Broken or Fractured Bones - any type
Joint Condition
Mental Disease
Any type of paralyzing Disease

will have their condition checked by the Company Doctor before returning to any type of work. Any case where there has been a serious illness not mentioned, and there is any doubt as to the employee's ability to fulfill their regular job, it should be brought to the attention of the Company Doctor before the employee returns to work.

10. The Company Doctor will contact the family doctor, see the patient, if necessary, and make whatever tests are necessary to determine whether or not the employee can safely return to work; and also determine the type of work, or what limitations there should be on the work that the employee performs.

11. In any case where the Company Doctor feels that the employee is not ready to return to work or that the work should be changed, the Doctor will consult with the management giving the reasons and the limitations.

12. All employees wearing casts, splints, braces, using crutches, or canes must be cleared by the Company Doctor before returning to work. There are certain conditions which must be clarified before the Company Doctor will give their approval.

13. The following conditions must be met before the Company Doctor is contacted for approval:

There must be a job that the employee can perform.

The employee must be willing to do the work.

The employee's attending physician must give permission to return to work.

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

By (s) R. A. Ferreia

Vice President

Section 8. Snow Plowing 5/1/91

For the Liquefied Natural Gas Plant (LNG), the Liquefied Petroleum Gas Plant (LPG), and the Tennessee Gas Pipeline Metering (TGP), the plowing services will be provided by the members for Roster #19 and the equipment used for those services will normally be that which is assigned to the Department.

For all other locations, the plowing services will be provided by Roster #7 and the equipment used for those services will be those that are normally assigned to that Department. As such, the reference in the Inclement Weather, Memo #10 Item #9 under the ""Gas"" section will be eliminated, and it is expected that snow plowing will be conducted irrespective of the temperature restrictions stated in this memo.

The Snow Plowing Equalization List will be discontinued and all hours plowing will be recorded on the Emergency Overtime Equalization List.

The Property Maintenance Worker will continue to use the snow blower and shovel and sand the sidewalks and entryways at the John Fitch Highway facility. The Property Maintenance Worker may be assisted by employees from other rosters.

Qualified licensed backhoe operator will be from Roster 7.

Employees in Roster 7 prior to 5/1/79 will not be required to provide service for snow plowing / removal and sanding.

Selection of personnel for these assignments during normal working hours will be by seniority. Employees in the various rosters, including Roster #8, will perform normal snow removal activities associated with their roster.

Section 9. Tools and Equipment

The Company will furnish to employees such tools and equipment as in its judgment are required for the class of work involved for use on Company work only. Employees may furnish personal tools and equipment for use on the Company work subject to the approval of the Company, except that rubber gloves, cover gloves, and liners and safety belts will always be furnished by the Company. Tools and equipment damaged or lost by misuse or neglect shall be replaced by the employee. Ownership of all tools and equipment furnished by Company shall remain with the Company and subject to its rules as to storage, inspection and turning in to the Department Head on the completion of the work requiring them. Upon termination of employment by the employees, all Company tools and equipment, or their replacement cost, shall be turned into the Company.

Section 10. Wash-up Time

On jobs requiring it, the Company allows wash-up time to the extent necessary and agrees to continue such allowance, and any complaints by an employee in this respect may be processed as a grievance. In most situations, a fifteen minute period at the end of the shift is sufficient.

Section 11. Work Gloves

Work gloves shall be furnished by the Company at no cost to the employee, of a grade deemed by the Company suitable for the work involved. If the employee desires a better grade of glove, the Company will furnish that grade at half cost to the employee. Rubber hats, rubber coats, and rubber boots, or their equivalent, shall be furnished by the Company for those classes of work which require such equipment. Gloves and other equipment, above referred to, shall continue to remain the property of the Company, shall be replaced by the employee if damaged or lost through misuse or neglect, shall be turned in to the Company in order to obtain replacements, and, upon termination of employment, they shall be turned in to the Company by the employee, or their replacement cost paid for if such equipment has been lost or damaged through misuse or neglect and, provided further, that only one-half such replacement cost will be payable if the employee paid one-half the cost under the foregoing provisions.

Section 12. Gas Production

Employees in Roster 7 who entered the Roster after 5/31/00 may be assigned to the LNG and Propane Plants during the operating season. Assigned employees will not receive operating premium if their rates exceed Utility Worker-1 rate, plus operating premium.

Two additional employees will be made available and trained to run the plants during the winter heating season when such additional help is required. The number of assigned employees will be determined by Management and selection will be according to the following criteria:

1. Voluntary by seniority.

2. Assignment on the basis of less senior employees.

Utilityworkers will report to assigned plant at start of shift.

During the production season, Utilityworkers will be paid a car allowance of $3.75/day when using own vehicles. A Company vehicle will be made available for travel to and from the LNG plant.

Operators will receive one-half hour (one way) travel allowance to the LNG plant only at a rate of 11/2 times base pay.

The Company will provide LNG and Propane Plant operators training to new employees entering Roster #7. Employees who initially fail Utility Worker 1, 2 and 3 examinations will be able to retake the examination every ninety (90) days.

Section 13. Gassing Vehicles 5/18/85

Employees will fuel vehicles assigned to them by the Company.

Section 14. Upgrading - Line and Street Departments 5/1/87

Effective May 1, 1987, employees in Rosters 7 and 8, who are scheduled to be upgraded but due to inclement weather or other reasons do not work in that capacity, will be paid at their regular rate of pay. The provisions of Article VI, Section 2 on page 6 will apply in this situation.

Section 15. Off Season Assignments of Production Workers 5/1/87

Personnel in Roster 19 will be assigned to perform the following list of duties at any time throughout the year when not operating the gas plants:

a. Maintenance of LPGA and LNG Plants.

b. Maintenance of Service Center Building, miscellaneous buildings and grounds.

c. Delivery of material to job site.

d. Cleanup of any substation, regulator station (not on public ways), lawn cleanup, hanging ""Danger"" signs, repair of fencing and buildings, etc.

e. Loam and Seed

f. Perform pre-cuts

g. Gas pipe installation and removal with qualified workers using a common sense approach in making work assignments.

h. Regulator maintenance with qualified worker using a common sense approach in making work assignments.

i. Meter department systematic meter work, credit lock-ins and lock-outs and assist in service work.

j. Corrosion control work, including installing insulator couplings.

k. Perform dig safe markings and pre-markings.

Section 16. Use of Company Backhoe 5/1/91

This will confirm our discussion during the negotiations in 1985 that under normal operations, the Company will ensure that our backhoe is being operated prior to the use of a contractor's backhoe.

The Company will make every effort to use the Company backhoe in jobs involving Roster 8 when it is not disruptive to its other operations.

Section 17. Assignment of Rental Service Work

Effective 5/1/85, employees in Roster 6, in the classifications of Gas/Electric Tester/Installer - 3rd Class may be assigned service work on rentals for gas and electric hot water heaters and gas and electric dryers as part of the duties of the classifications. This does not affect the duties of employees in Roster 3 to also perform this function.

Section 18. Response to Overtime 5/1/87

Because of the nature of our business, and our need to provide 24-hour a day service to our customers, it is necessary that employees work a reasonable amount of overtime - planned and unplanned.

In departments where management determines there is no problem with response to overtime, local practices will continue. Where management determines there is an overtime response problem, a meeting between management and the union will be held.

Following this meeting, department practices may be replaced by the following policy:

1. The company will establish a call list that will record each instance when an employee does not respond to the call out. The concept of equalization of overtime may apply.

2. Employees shall furnish an acceptable means of off-hour contact by telephone.

3. Employees who do not respond to a call will be charged with an instance for lack of response (exception - employees who are out on authorized absences). Employees shall not be charged with more than one instance in a twenty-four hour period or on two consecutive days of relief.

4. The lack of response records of employees will be reviewed on at least a quarterly basis. Consideration will be given to the number of instances, the reasons for lack of response and the average response record of the employee in the department. If, as a result of this review, management considers that an employee's lack of response record is excessive, a formal meeting will be held with the employee (with Union representation) and the employee will receive formal warning. A continued unsatisfactory response record, reviewed on a monthly basis, will result in more severe disciplinary action.

Section 19. Overtime 5/1/87

The Company and the Union recognize that overtime is an inherent part of the business and employees are expected to work unless an exception is granted by the department manager.

In the event an employee is unable to work overtime, the employee must receive a waiver from the department manager or their designee. An employee will be required to work continuous overtime on jobs the employee was working during their regular work hours.

The employee working second shift will be required to continue working if overtime is required rather than the calling in of additional personnel. If an employee refuses to work overtime, the employee will be subject to normal disciplinary action.

An employee scheduled to work overtime and who does not report, or leaves early, will be subject to disciplinary action.

Section 20. Attendance at Training Sessions 5/1/91

I. When training sessions are designated by the Company that require a temporary change in working hours, the following will prevail:.

A. The Company will provide seventy-two (72) hour advance notice of the training session to the employee(s) involved.

B. The provisions of Articles V, Pg. 4 and VII, Pg. 7 will not apply.

C. The employee will be provided a noontime meal or reimbursement for a noon meal at the option of the Company.

D. The Company will provide a vehicle for transportation to and from the training site if held outside the service territory.

E. Compensation will be at a straight time rate of pay for eight (8) hours, including travel time and time and one-half for all other hours. The provisions of Article IX, Section 5 on page 11 will apply.

II. If training sessions are conducted that require the trainee to stay overnight, the following will prevail:

A. The Company will provide seven (7) days advance notice to the employee.

B. The provisions of Articles V on page 4 and VII on page 7 will not apply.

C. The Company will provide for reimbursement of meals and arrange for lodging.

D. The Company will arrange for transportation of the employee to and from the training site.

E. The employee will be compensated at the straight-time rate of pay for eight (8) hours for each day of training. There will be no additional compensation for travel time over and above the straight eight (8) hours.

Section 21. Meter Reader - Car Washing 5/1/87

Effective 5/1/87, Meter Readers may wash their personal vehicles that are used for company business. They will be able to wash their vehicles between the hours of 7:30 a.m. and 5:00 p.m., but not during paid time.

Section 22. Training and Qualification 5/1/87

In Rosters 7 and 8, employees who wish to advance to a higher classification within the roster will be required to demonstrate their qualifications before advancement.

A Joint Subcommittee will be formed to review training needs and qualifications procedures.

Section 23. Meter Reading Department

The following practices shall apply to the Meter Reading Department:

      Routes will be assigned by the Supervisor and will be rotated on a regular basis.
      Employees will be entitled to a meal allowance when working overtime in accordance with Article IX, Section 5, Pg.11.
      All training assignments for new meter readers will be made by the supervisor.
      All routes are scheduled to be read in an average read time of 6.5 hours. This will allow for additional time for a 20 minute lunch (30 minutes for the months of December 1 through March 31) and (2) 15 minute breaks to be taken on the route or with approval from the supervisor, at the completion of the route (to be taken on the way while returning to the office or upon arrival at the office) and will also account for travel time to and from the route. The Company and the Union understand that this is an average and that routes may take more or less time to read due to weather conditions. Route configuration may be adjusted based on actual average read time for the duration of this agreement.
      All routes should normally be completed by the Meter Reader before returning to the office. If the route requires overtime to read all meters, the Meter Reader must complete the assigned work before returning to the Company. Under unusual circumstances the matter of completing the route can be discussed by the employee with the Supervisor prior to the assignment.
      During extremely adverse weather conditions including severe cold, the Company agrees to delay sending meter readers out or to call them in, if deemed appropriate by the supervisor.

Section 24. Electric Night Trouble Worker - Electric Turn-ons 5/1/89

The Night Trouble Worker in the Electric Transmission & Distribution Department will not be required to turn on more than four (4) electric turn-ons per night.

Section 25 Standby Practice 6/1/00

      Two qualified Line Workers (Roster 8), to remain within reach of a telephone or pager so that each employee on standby duty may be notified to report for work in cases of emergency or necessity on Thanksgiving, Christmas and New Years.
      Two qualified Utility Workers (Roster 7) to remain within reach of a telephone or pager so that each employee on standby duty may be notified to report for work incases of emergency or necessity on Thanksgiving, Christmas and New Years.
      Standby duty requires the employee to be able to be contacted by telephone or pager, be within a reasonable driving time to the place the employee normally reports for work and be prepared to report for work when contacted.
      Standby duty shall be for the entire 24-hour period of an established holiday.
      Each employee shall receive 8 hours of straight time pay for the 24-hour period of standby plus holiday-pay for the hours worked on the holiday.
      Standby can be implemented for other special conditions only if mutually agreed upon by both the union and the company.

Section 26. Returning to Roster - With or Without Automatic Progression 5/1/91

The parties agree the Company will follow this agreement when awarding a job to an employee who is returning to a roster previously occupied by the employee.

Roster with Automatic Progression

In any roster that has automatic progression, if the senior eligible employee has previous time in the roster, the employee will be awarded the entry level position and the previously held classification on the same date. Exception: If in the opinion of the department manager and training committee, the employee was not qualified to perform the higher class work, the employee would be awarded the higher class when the manager and training committee felt the employee was qualified to perform the work. Seniority would be on the basis of the job award.

Roster without Automatic Progression

In any roster that does not have automatic progression, if the senior eligible employee has previous time in the roster, the employee will be awarded the entry level position. The employee would be evaluated by the training committees established in the labor agreement or be tested in accordance with the provisions of the labor agreement before being awarded a higher classification in the roster. The employee could request being tested or evaluated at any of the classifications they previously held in the roster. Seniority would be on the basis of the job award.

Section 27. Service Department Alternate Trouble Worker 5/1/91

The Alternate Night Trouble Worker would be assigned to fill in on a temporary basis when the other Night Trouble Worker is not available for work on the 1-9 p.m., 4 p.m.- 12 midnight or Tuesday - Saturday shift due to sickness, accident, vacation, etc.

Examples:

      If one Trouble Worker takes a week's vacation on Tuesday-Saturday schedule, the other Trouble Worker will cover their normal 4 p.m.- 12 midnight, Monday-Friday shift plus work Saturday.
      If one Trouble Worker takes a week's vacation on Monday-Friday, 4 p.m.- 12 midnight schedule, the other Trouble Worker will work Monday-Friday 4 p.m.- 12 midnight at regular time and Saturday at time and one-half.
      If the Trouble Worker on the 4 p.m.- 12 midnight shift calls in sick, the 8 a.m.- 4 p.m. Trouble Worker will stay on and work 4 p.m.- 12 midnight on overtime. The 8 a.m. -- 4 p.m. Trouble Worker would then be assigned to cover the 4 p.m.- 12 midnight shift only until the other Night Trouble Worker returns.
      Coverage on Thanksgiving, Christmas and New Years will be alternated between each Trouble Worker yearly.
      The Alternate Night Trouble Worker will be given first refusal for all overtime that is required by vacation, sickness or accident of the other Trouble Worker.
      When the Night Trouble Worker returns to work, ""Alternate"" will be notified not later than 4:00 p.m. on the last day prior to the Night Trouble Worker's return. ""Alternate"" will report on the next working day at normal hours. If the Company is not able to meet this time factor, the ""Alternate"" and the regular Night Trouble Worker will work together for the first night after the regular Night Trouble Worker returns to work.

Example: Regular night Trouble Worker calls in sick on Tuesday and informs the Company that they will not report to work until Friday. The Alternate is notified and continues working until the end of the regular Trouble Worker's shift. The alternate then reports on Wednesday and Thursday at the start of the regular trouble worker's shift. If the regular Trouble Worker reports in on Thursday their regular shift and the alternate was not notified by 4:00 p.m. on Wednesday to change back to their normal schedule, the alternate and regular Trouble Worker would work together on that shift.

Section 28. Progression - Roster 7 and Roster 8 (Underground)

Applies to all future and current employees in these rosters.

Roster 7 Street Department Progression from Street Worker to Utility Worker A
Street Worker to Utility Worker C	6 months
Utility Worker C to Utility Worker B	12 months
Utility Worker B to Utility Worker A	15 months
Roster 8 Underground Progression Progression from Cable Splicer Helper to Cable Splicer 1st Class
Cable Splicer Helper to Cable Splicer 3rd Class	6 months
Cable Splicer 3rd Class to Cable Splicer 2nd Class	12 months
Cable Splicer 2nd Class to Cable Splicer 1st Class	15 months
Roster 8 Maintenance Progression Progression from Maintenance Worker 3rd Class to Maintenance Worker 1st Class
Maintenance Worker 3rd Class to Maintenance Worker 2nd Class	15 months
Maintenance Worker 2nd Class to Maintenance Worker 1st Class	15 months
        If employee is qualified, may progress more quickly.
        All incumbents start with effective date of agreement.
        If any employee does not qualify, they will be returned to classification previously held outside roster.

Section 29. Temporary Assignments Outside the Company's Service Area

Work assignments with utilities outside the Company's service area are voluntary except when the utility is an affiliate of Unitil Corporation. If adequate volunteers cannot be obtained for work assignments at Unitil affiliates, personnel will be assigned. Assignments will be based on the following:

Emergency - Equalization Overtime List

Scheduled - Next Truck Out List

The employee will be paid in accordance with the contract except when an emergency situation exists. Under emergency conditions, the employee will be paid in accordance with the Emergency Storm Premium.

The provision does not apply to assignments classed as non-working; for example, training, schools, meetings, etc.

Section 30. Residency Requirements - The following requirement will apply to new employees hired after April 30, 1998.
(Applies to employees in rosters 3, 6, 7, 8, 11, 19 and 20)

As a condition of employment, employees are required to maintain residency within a 20 minute travel commute between their primary residence and the Company's Operation Center located at 285 John Fitch Highway, Fitchburg, Massachusetts.

Section 31. Line Workers Performing non-PILC work 6/1/00

      Overhead line workers will be properly trained to perform non-PILC cable work
      Qualified (trained) overhead line workers will be able to Locate, Repair, Splice, Replace or Test non-PILC cable work.
      During off hours, the Underground crew will be the first call (1st) on underground trouble.
      During normal work hours, if the underground crew is available they will perform the necessary cable work, if however they are busy or unavailable the overhead personnel will perform the work.
      The Head Cable Splicer position will be posted if the current position becomes vacant. The Cable Splicer first class (1st) position will be posted if the incumbent, as of June 1, 2000, becomes a Head Cable Splicer. The 1st Class Cable Splicer duties will be modified to include substation operations maintenance and construction work,

Section 32. Emergency Day TroubleWorker

      This position will be filled normally by the alternate night trouble person, at no additional cost to the company with no increase in complement.
      When the Emergency Night Trouble worker is not available, the First Class Line Workers will be canvassed, by seniority, to perform the Day Emergency Trouble Worker duties. If no First Class Line Worker accepts the canvass, the junior qualified First Class Line Worker will be assigned as the Day Emergency Trouble Worker.
      A First Class Line Worker, will receive the alternate rate of pay for that period for which they are assigned as the Day Emergency Trouble Worker.
      The Emergency Day TroubleWorker may be assigned to work as part of a crew or complement a full crew as needed.
      The Emergency Day Trouble Worker position will be filled at the discretion of management.

ARTICLE XXVI

BENEFITS

Section 1. Coffee Breaks

Coffee breaks will be limited to fifteen (15) minutes, one in the morning and one in the afternoon.

The following mutually agreed upon interpretation will govern the application of the Coffee Breaks provision as it applies to Roster 7 and 8.

    The morning coffee break may be taken by employees on a take out basis on their way to their first work assignment of the day, so long as the total amount of time taken for the break, including the purchase and drinking of the coffee, does not exceed a total of fifteen (15) minutes. This shall not apply when the employee's first work assignment of the day is an emergency or urgent in nature, nor shall employees drive away from their route for purposes of purchasing coffee.
    The afternoon coffee break may be taken by employees on their route between jobs subject to the same limitations as set forth in Article IX, Section 4 (4) (B) 2 and Section 4 (4) (B) 4.
    When employees are working on a job site during coffee break period, the following rules shall govern the taking of the break:

(a) On emergency or urgent jobs on which an employee cannot be spared to leave, the employees may take their break on the job site without purchasing any coffee or the break may be deferred to allow for the purchase of coffee on a take out basis on route to the next job or on the way back to the Company at the end of the workday, subject to the same limitations as set forth I Article IX, Section 4 (4) (B) 2, and Section 4 (4) (B) 4.

(b) If an employee can be spared from the job site, the employee will be allowed to drive to a nearby restaurant or store for purposes of purchasing coffee and bringing it back to the job site, subject to the same limitations as set forth in Article IX, Section 4 (4) (B) 3.

4. If during break time, employees are working at the Company facility where coffee is provided or can be made, employees will take their break at the facility.

Section 2. Thermos Bottles

Thermos bottles of coffee are available for line and street department employees to take with them in the morning.

Section 3. Damaged Clothing

The Company will repair or replace clothing damaged by acid, chemicals, or fire because of employment or by accidents involving the use of hydraulic equipment on the line trucks, or, at its discretion, reimburse the employee for the cost if it does not decide to repair or replace the damaged clothing. Holes caused by heat or delayed chemical reaction will be considered as included within the meaning of damaged clothing.

Section 4. Treatment of Meal Allowances 5/1/87

This is to confirm discussions during the negotiations in 1985 that all meal fees that are submitted by employees without a receipt from the restaurant will be treated as an allowance and so reflected in the employees'' wages. Meal allowances will be processed through the payroll system and reflected in the employees'' paychecks. Under no circumstances will meal allowances be processed through petty cash.

Section 5. Motor Vehicle Insurance 5/1/87

Employees who use their own motor vehicles on company business will be covered for the insurance deductibles in the event of an automobile accident as long as they are not cited for a serious motor vehicle violation.

Section 6. Reimbursement for Safety Shoes

The Company, with appropriate documentation, will reimburse employees the full cost up to $100.00 for the first pair, and one-half the cost, up to $50.00 for the second pair of safety shoes, up to two (2) pair per calendar year or the Company will reimburse the employee up to $150.00 for a single pair of safety shoes per calendar year. The Apprentice Lineworker will be allowed a one time allowance of $175.00.

Meter Readers will be reimbursed the full cost, up to $85.00 each, for two (2) pair of safety shoes per year and may use safety sneakers during regular business hours.

Section 7. License Reimbursement

The Company will reimburse the cost of a valid motor vehicle and hoist engineer's license to those employees who are required to have such licenses as part of their job posting.

Employees will be required to submit a photostat copy of their license in order to receive reimbursement.

It will be the employee's responsibility to meet all requirements to maintain and retain their license or licenses.

The Company will provide training so that employees will be able to obtain a Class No. 2 license for vehicle operation, and employees in Roster 7, 8 and 15 will be able to obtain a Class No. 1 license, and thus, be able to qualify on this score where possession of such a license is a job requirement.

Section 8. Company Uniforms

The Company will furnish uniforms for Meter Readers, Service Department, and Meter Department personnel. The uniforms will consist of jackets, trousers, and shirts. The employees will arrange for the laundering of these uniforms at their own expense. The employees will take reasonable care of the clothing furnished and they will be required to wear such clothing during all working hours.

Officers of Local No. 340B340, B.U.WU.W.U.A.. not only endorse the program of personnel wearing uniforms but have offered to support this program by assisting the Company in seeing that the personnel involved wear said uniforms. In the event that one were not to wear the uniform for any reason, Local No. 340B340 officers requested that they be notified at which time they will immediately contact the individual involved and make every effort to see that the uniform will be worn with consistency. In the event the officers of Local No. 340B340 are unsuccessful in this initial assistance, the Company would then become involved and would resort to their normal disciplinary practices in cases of infraction of Company rules.

ARTICLE XXVII

BARGAINING UNIT WORK

Supervisors who are not covered by the Collective Bargaining Agreement will not normally perform bargaining unit work which employees, subject to such Agreement, are normally required to perform, except in the following circumstances: emergencies, training, demonstrations, testing, or trying out new equipment or methods; work incidental to supervisory duties; helpful or relieving a bargaining unit employee for short periods in cases of fatigue, strain, unusual condition or the like; occasions when non-performance of the bargaining unit work by the supervisor would result in hardship, inefficiency or unjustifiable cost to the Company; and occasional instances when a bargaining unit employee is not readily available. Nothing in the foregoing shall be interpreted to mean that a supervisor, other than in emergencies, may perform bargaining unit work outside of an employee's regularly scheduled hours which the employee would normally be called in to perform, such as 13 KV switching on Saturday or Sunday.

ARTICLE XXVIII

UNION BUSINESS

The Company will grant the employee who is the Union's Council Representative one (1) day off without pay to attend the monthly Council meeting.

Days off on union business will be considered a workday without pay for the following people:

  President
  Vice President
  Secretary
  National Representative
  Grievance Committee Representative

ARTICLE XXIX

UNITIL RETIREE TRUST

Employees are eligible to join the Unitil Retiree Trust upon retirement from the Company.

ARTICLE XXX

SAFETY

5/1/87

  The Company and the Union agree that safety is a matter of highest importance and will cooperate in an effort to enforce the safety rules contained in the safety manual.
  The Union will select five (5) representatives, one (1) each from the following areas: (Electric Overhead; Street; Production; Meter & Service and Office) to serve on the Safety Committee for a minimum of one (1) year. The membership will be rotated to ensure that all employees have the opportunity to participate on the committee.
  The Company will provide a safety manual to each employee. The manual will be reviewed with the employee and any questions clarified. The employee will be expected to comply with the safety manual and violations will be enforced through the disciplinary process, up to and including termination.
  All revisions to the Safety Manual will be sent to the Local President prior to implementation for review and discussion.

ARTICLE XXX

NO DISCRIMINATION

Employees are covered by the Company's Equal Employment Opportunity Policy HR 1.07, dated February 22, 1999. The Company provides equal employment opportunity for all employees regardless of race, color, marital status, religion, age, gender, sexual orientation, national origin, citizenship status, disability or veteran status.

ARTICLE XXXII

DURATION AND TERMINATION

This agreement shall be effective as of June 1, 2000 except where the effective date of any provision thereof is otherwise specifically provided and shall be binding upon the parties hereto and upon all employees who are subject to its provisions, and it shall remain in full force and effect through May 31, 2005.

ARTICLE XXXIII

SUCCESSORS

This agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; and the words ""Company"" and ""Brotherhood"", respectively, shall be construed to include their respective successors and assigns.

IN TESTIMONY WHEREOF the parties hereto have caused these presents to be executed by their respective officers, thereunto duly authorized, this day of June 2000

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

By: /s/ Robert E. Bisson, Director, Distribution Operations Center

Robert E. Bisson, Director, Distribution Operations Center

THE UTILITY WORKERS UNION OF AMERICA, AFL-CIO,

BROTHERHOOD OF UTILITY WORKERS COUNCIL, LOCAL B340

By:   /s/  Randall W. Hier, President, Local 340B340
Randall W. Hier, President, Local 340B340

/s/ Robin Courtemanche, Secretary, Local 340B340
Robin Courtemanche, Secretary, Local 340B340

THE UTILITY WORKERS UNION OF AMERICA, AFL-CIO,

BROTHERHOOD OF UTILITY WORKERS COUNCIL, LOCAL B340

By:  /s/  George P. Fogarty, National Representative, UWUA

George P. Fogarty, National Representative, UWUA

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

SCHEDULE OF WAGES

Effective June 1 of each year, during the term of the contract, the Company will pay each bargaining unit employee, who is on the Company's payroll, according to the following schedules:

Roster 1 -- Transportation
	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Transportation Technician 1st Class	22.77	23.57	24.30	25.03	25.78
Transportation Technician 2nd Class	21.01	21.75	22.42	23.09	23.79

Employees must have worked satisfactorily in the lower rated job for 15 months before advancing to a higher rate.

CLERICAL PROGRESSION AND PAY PLAN

All clerks will enter clerical progression and pay plan as a probationary employee and, if qualified, will progress under the following schedule:

Roster 2 - Operation Support Clerk
		Ultimate Hourly Rate Effective
Step	Period in Step	2000	2001	2002	2003	2004
Clerk (Probationary)	3 months	11.64	12.05	12.42	12.80	13.18
Clerk (Probationary)	3 months	12.50	12.94	13.34	13.74	14.15
Clerk Regular	6 months	13.28	13.74	14.17	14.59	15.03
Clerk Regular	6 months	14.07	14.56	15.01	15.46	15.92
Clerk Regular	6 months	15.81	16.37	16.88	17.38	17.90
Clerk Regular		16.63	17.21	17.75	18.28	18.83
Radio Operator		17.13	17.73	18.28	18.83	19.39

All progression in the aforementioned steps is contingent upon demonstrated ability, increased job knowledge and satisfactory accomplishment. The position calls for personnel in this Roster to do any job in the Roster.

Effective 6/1/00;

    Employees entering Roster 2 will be allowed to advance to Step 6 of the Clerical Progression and Pay Plan. Step 6 will be considered the ultimate rate for these employees and they shall be expected to perform all the functions associated with employees in higher steps who entered the rosters before the effective date of this change. In order to progress to step 6, candidate will be able to cover all areas of the department.
    Hours are 8:00 a.m. to 5:00 p.m. unless assigned to the dispatch area, the hours for the dispatch area will be 7:30 a.m. to 4:30 p.m.
    If being assigned to the dispatch area a minimum of 24-hour notice will be given for coverage.
    When Radio Operator position becomes vacant, Clerk position will be posted. Step 7 Radio Operator will be eliminated.
    The Senior Plant Records Clerk, as of May 31, 2000, will be advanced to Step 7.

Roster 3 - Meter & Service

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Gas Service / Pipefitter Worker 1st Class	22.71	23.50	24.23	24.96	25.71
Emergency Night Trouble Worker	19.75	20.44	21.07	21.70	22.36
Gas Service / Pipefitter Worker 2nd Class	19.44	20.12	20.74	21.36	22.00
Gas Service / Pipefitter Worker 3rd Class	17.71	18.33	18.90	19.46	20.05

1. Personnel entering any of the new classifications must be certified as qualified under the following list of requirements:

Gas Service / Pipefitter Worker - 1st Class - Self-Cleaning Ranges, Commercial and Industrial Equipment and Gas Air Conditioners

Gas Service / Pipefitter Worker - 2nd Class - Central Heating Equipment, Space Heaters, Gas Ranges, and Gas and Electric Water Heaters.

Gas Service / Pipefitter Worker - 3rd Class - Gas Water Heaters and Ranges.

Night Trouble Worker: Must be a Gas Service / Pipefitter Worker - 2nd Class.

2. Upon completion of the necessary classes on any appliance, the employee must satisfactorily pass written examination based on the subject matter covered in the class. The employee must also satisfactorily demonstrate their ability to repair a malfunction of the appliance.

3. The examination and demonstrations will be prepared and administered by a gas and electric service supervisor with such manufacturer's assistance as is available. Samples showing the general type of examination will be submitted to the B.U.W. in advance. After satisfactory completion of examination and demonstration, the supervisor will certify the employee for the particular appliance. A Union representative may be present at examinations as an observer.

4. Training will be arranged first on those appliances required for the lowest classification and will be given progressively through the requirements for all classifications.

5. Each employee must be certified for all appliances required below as well as those required by the classification equal in wage rate to their present class before taking training and attempting certification for advancement.

6. As employees are certified for higher classes, they will be automatically advanced. If a junior employee advances to a classification higher than that of an employee senior to him/her in the present roster, the senior employee, upon advancement to that class, will be accorded seniority over the junior employee.

7. Present employees will not be reduced in wages, during the term of this contract, if they do not satisfactorily complete certification as required but shall not advance without certification.

8. Only after employees are certified for higher classification will they receive the higher rate of wages.

9. After certification on all appliances necessary to qualify as a Gas Service Worker - 1st  Class, employees will be expected to accept training and certification on any newly-developed appliances without further change in rate.

Roster 6 - Meter (Gas and Electric)

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Meter Worker 1	22.64	23.43	24.15	24.88	25.62
Gas / Electric Tester / Installer 1st Class	22.64	23.43	24.15	24.88	25.62
Gas / Electric Tester / Installer 2nd Class	21.49	22.24	22.93	23.62	24.32
Gas / Electric Tester / Installer 3rd Class	19.18	19.85	20.47	21.08	21.71
Gas / Electric Tester / Installer Helper	18.55	19.20	19.79	20.39	21.00

Roster 7 -- Street

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Utility Worker -- A -- Leader	23.92	24.76	25.52	26.29	27.08
Utility Worker -- A	22.09	22.86	23.57	24.28	25.00
Utility Worker -- B	19.59	20.28	20.91	21.53	22.18
Utility Worker -- C	18.38	19.02	19.61	20.20	20.81
Streetworker	17.17	17.77	18.32	18.87	19.44
Utility Worker -- A -- Leader / Regulator	23.92	24.76	25.52	26.29	27.08
Utility Worker -- A / Regulator	22.09	22.86	23.57	24.28	25.00
Utility Worker -- B / Regulator	19.59	20.28	20.91	21.53	22.18
Utility Worker -- C / Regulator	18.38	19.02	19.61	20.20	20.81
Streetworker / Regulator	17.17	17.77	18.32	18.87	19.44
Certified Gas Welder -- 1st Class	24.02	24.86	25.63	26.40	27.19

Roster 8 - Electric Distribution

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Head Lineworker	27.18	28.13	29.00	29.87	30.77
Emergency Day/Night Trouble Worker	25.44	26.33	27.15	27.96	28.80
Lineworker -1st Class	24.50	25.36	26.14	26.93	27.73
Lineworker -- 2nd Class	20.08	20.78	21.43	22.07	22.73
Lineworker 3rd Class	19.11	19.77	20.39	21.00	21.63
Apprentice Lineworker	18.17	18.81	19.39	19.98	20.57
Head Cable Splicer	27.26	28.22	29.09	29.96	30.86
Cable Splicer -- 1st Class	24.74	25.60	26.40	27.19	28.00
Cable Splicer -- 2nd Class	22.10	22.87	23.58	24.29	25.02
Cable Splicer -- 3rd Class	19.99	20.69	21.33	21.97	22.63
Cable Splicer's Helper	18.92	19.58	20.19	20.79	21.42
Head Maintenance Worker	24.32	25.17	25.95	26.73	27.53
Maintenance Worker -- 1st Class	22.73	23.53	24.25	24.98	25.73
Maintenance Worker -- 2nd Class	18.72	19.38	19.98	20.58	21.19
Maintenance Worker -- 3rd Class	17.15	17.75	18.30	18.85	19.42

(1) Lineworkers who have worked 12 months after promotion to Third Class and qualified for promotion shall be advanced without posting to Second Class.

** Lineworkers who fail to qualify in either class after 18 months shall be reassigned to the position they held prior to being promoted or transferred. Such promotions will be made with the understanding that the number of personnel on the roster will not be increased because of these promotions. An applicant for a posted Third Class Lineworker''s vacancy shall be a qualified Apprentice Lineworker with a minimum of six (6) months total time in that class.

When a Lineworker-Second Class has worked 15 months and is qualified for promotion to Lineworker-First Class, two (2) jobs will be posted, to facilitate the filling of one opening as follows:

1. Lineworker-First Class

This will allow Emergency Night Trouble Worker, desirous of returning to days, to bid for the opening as well as the newly qualified Lineworker-First Class. The award will be made to the Senior Qualified bidder.

2. Emergency Night Trouble Worker (Anticipated)

This will allow Lineworkers-First Class, including the newly qualified Lineworker-First Class, to bid for this anticipated opening. In the event an opening does develop, the award will go to the Senior qualified bidder. If no one bids this anticipated opening, and the opening, in fact, occurs due to an Emergency Night Trouble Worker bidding and being awarded the Lineworker-First Class opening, the newly qualified Lineworker-First Class will be assigned the open Emergency Night Trouble Worker job.

(2) A premium of ten cents ($.10) per hour will be paid to Apprentice Lineworkers when assigned to operate a jackhammer for periods of one (1) hour or more.

(3) Premium of thirty-five cents ($.35) per hour will be paid to Cable Splicers when splicing on fully insulated cables and/or potheads for time actually worked in the air necessitating use of suspended platform, ladder, bucket truck or when working from poles.

(4) In the event an Emergency Night Trouble Worker desires to revert to the job of Lineworker-1st Class, and a qualified Lineworker-1st Class is willing to take the job of Emergency Night Trouble Worker; the Company upon being advised of the desires of the two employees, will post an anticipated vacancy for each of the two (2) jobs in order to provide a swap between them.

Roster 9 - Meter Readers

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Meter Reader	18.99	19.66	20.27	20.87	21.50

Meter Readers shall be paid a car allowance of $3.75 while using their own vehicle.

Meter Readers shall be paid $4.00 for meal allowance.

Roster 11 -- Stores

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Stock Clerk	19.85	20.55	21.18	21.82	22.47
Stock Person	19.20	19.87	20.49	21.10	21.73

Roster 12 - Property Maintenance Worker

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Property Maintenance Worker	17.08	17.68	18.22	18.77	19.33

Roster 19 - Gas Production

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Utility Worker -- 1	20.79	21.52	22.19	22.85	23.54
Utility Worker -- 2	19.91	20.61	21.25	21.89	22.54
Utility Worker -- 3	19.36	20.04	20.66	21.28	21.92

A $1.50 per hour premium will be paid while operating the LNG and/or Propane Plants.

Roster 20 - Dig Safe

	Ultimate Hourly Rate Effective
Job Title	2000	2001	2002	2003	2004
Dig Safe Technician	19.45	20.13	20.75	21.37	22.02

POLICY WITH REFERENCE TO REST PERIOD

First Shift Workers

An Employee who is required to work scheduled or unscheduled hours between midnight and 6:00 a.m. is entitled to a minimum aggregate of seven (7) hours of rest time between midnight and 7 a.m. except in cases of actual or threatened interruption of service. If such rest time extends into the employee's normal workday, no reduction in pay will be made for the hours overlapping the normal workday. Rest time extending into the normal work schedule will be taken at the end of the normal workday unless otherwise established by mutual agreement to be taken at the beginning of the scheduled workday.

Lunch periods are excluded from determination of rest period allotment.

Example 1 - If an employee called at 12 midnight works to 3:00 a.m., their normal work day starts at 7:30 a.m., the employee is allotted three (3) hours rest and reports to work at 10:30 a.m.

Example 2 - If an employee called at 2:00 a.m. works to 4:00 a.m., their normal work day starts at 7:30 a.m., the employee is allotted two (2) hours rest time and reports to work at 9:30 a.m.

Example 3 - If an employee called at 5:30 a.m. works to 7:30 a.m., their normal work day starts at 7:30 a.m., the employee is entitled to one and one half (1-1/2) hours rest time and continues working.

First, Second and Third Shift Workers

Example 4 - If an employee called at 2:00 a.m. works to 4:00 a.m., their normal work day starts at 8:00 a.m., the employee is allotted two (2) hours rest time and reports to work at 10:00 a.m.

Example 5 - If an employee called at 4:30 a.m. works to 7:30 a.m., their normal work day starts at 7:30 a.m., the employee is allotted two and one half (21/2) hours rest time and leaves work at 1:00 p.m.

In any twenty-four (24) hour period, an employee who has worked continuously sixteen (16) hours or more, except in case of interruption to service, is entitled to nine and one-half (91/2) hours rest (including travel time and established meal periods) before reassignment. If such rest period should overlap employee's normal workday, the employee shall suffer no loss in pay for the time involved.

When employees have worked twenty-four (24) or more consecutive hours, and such work extends into the employee's normal work day, the employee shall suffer no loss of paid rest entitlement for such hours extending into that normal work day.

Where the extended work period follows a scheduled work day of eight (8) hours with a one-hour paid lunch period, the scheduled work day will count as eight consecutive hours.

If the paid rest period ends one (1) hour or less, prior to the end of the employee's regular scheduled workday, the paid rest period will be extended to the end of such regular scheduled workday unless notified by a supervisor to report back to work.

When following a rest period, an employee is scheduled to report for work shortly before their lunch period, the supervisor has discretion to excuse the employee from reporting back to work until after lunch, without loss of pay, depending upon the then-existing work requirements, and provided the employee has telephoned the supervisor prior to the time they are scheduled to report to ascertain whether the employee should report as scheduled or wait until after lunch.

The Company will consider employees completing a rest period to be available for overtime based on their standing on the overtime equalization list.

Rest period will be granted to second shift workers only on a call-out which would disturb their sleep, i.e. the hours between midnight and 5:30 a.m.

SHIFT DIFFERENTIAL

Employees assigned to classification whose regularly scheduled hours start between 1:00 p.m. and 6:00 a.m. shall receive, in addition to their regular rate, a premium of ninety-five cents ($.95) per hour for time worked.

SUNDAY PREMIUM

A premium of twenty-five per cent (25%) of the straight-time basis rate of established classifications will be paid when work is performed on Sunday where such Sunday is within the regularly scheduled workweek of such class.

DOUBLE TIME ON SECOND DAY OF RELIEF

WHICH IS SEVENTH DAY OF WORK

An employee who is required to work on their second consecutive day of relief, and having worked on their first day of relief, shall be paid double their regular hourly rate of pay for hours worked on said second day of relief.

For Monday to Friday workers, for the purposes of the employee's premium payment, the first day of relief will be considered Saturday, the second day of relief the Sunday which is on the following day, and the seven (7) day period will be the period ending that Sunday.

For shift workers, or those on any other schedule the first day of relief and the second day of relief will be as allocated according to the payroll workweek.

If the second day of relief occurs on a holiday, the holiday premium only will be paid and these premiums will not be pyramided.

In no event will the double time premium be paid more than once in any payroll workweek.

EMERGENCY CALL OUT

First shift employees who have a call-out which includes hours after midnight, when the next day is a day of relief (Friday night and Saturday night), will be paid double time for all hours after midnight until the normal starting time, as if it was not a day of relief, e.g., 7:30 a.m. for roster 7, 8, 15, 19 and 8:00 a.m. for all other rosters. The minimum for a call-out, between the above mentioned hours, will be double time for three (3) hours. There will be no double counting of hours after the normal starting time. This provision will also apply to employees on first shift who work other then Monday through Friday.

EXAMPLES:

A. An employee whose normal days of relief are Saturdays and Sunday is called out and reports to work at 11:00 p.m. on Saturday and works until 1:00 a.m. on Sunday will be paid:

1 hour @ time-and-a-half (1-1/2) plus;
2 hours @ double time (2)

B. An employee whose normal days of relief are Saturday and Sunday is called out and reports to work at 2:00 a.m. on Saturday and works until 4:00 a.m. on Saturday will be paid:

3 hours @ double time

C. An employee from roster 7 or 8 whose normal days of relief are Saturday and Sunday is called out and reports to work at 4:00 a.m. on Sunday and works until 8:00 a.m. on Sunday will be paid:

3 and 1/2 hours @ double time (4:00 a.m. to 7:30 a.m.)

plus

1/2 hour @ time-and-a-half (7:30 a.m. to 8:00 a.m.)

D. An employee from roster 3, 5, or 6 whose normal days of relief are Saturday and Sunday is called out and reports to work at 4:00 a.m. on Saturday and works until 8:00 a.m. on Saturday will be paid:

4 hours @ double time (4:00 a.m. to 8:00 a.m.)

E. An employee whose normal days of relief are Saturday and Sunday is called out and reports to work at 5:30 a.m. on Saturday and works until 8:00 a.m. on Saturday will be paid:

3 hours @ double time

PART "B"

RETAINED POLICIES

POLICY Page

#1 - Assignment to Conventional Line Equipment

#2 - Education Assistance

#3 - Payday

#4 - Length of Service Awards1

#5 - Upgrade to Supervisor (10%)

COMPANY POLICIES

For the information of all concerned, we are listing below a number of Company policies of general interest:

  The Company intends to rotate assignments to the conventional line equipment in order to keep people proficient at climbing, but the duration of assignments is predicated upon individual capabilities, performance and interest. Although assignments will not always be equal they will be equitable. While the assignments are discretionary, they will not be discriminatory and the Company will be entirely willing at any time to discuss any complaints.

  Employees are eligible for the Company's Education Reimbursement Policy, HR 1.14, effective February 22, 1999.

  Payday for bargaining unit personnel will be Thursday, p.m.

  Employees are eligible for the Company's Length of Service Awards Policy, HR 1.09, Effective June 1, 2000.

  When the Company temporarily requires a bargaining unit employee to perform supervisory work, as, for example, in the absence of a supervisor, the Company pays a premium of 10% of the employee's regular rate but not more than the rate of the supervisor, provided the employee is assigned the responsibility for the employees under them. In the event a Lineworker-1st Class is temporarily assigned as Distribution Foreperson and is assigned the responsibility for two or more crews, the Company pays the rate of the Head Lineworker plus 10% of that rate, but not more than the rate of the Distribution Foreperson.
  When a bargaining unit employee in Roster 2 is upgraded under this policy, the employee will perform their regular bargaining unit work and supervisory assignments made by the manager.
  At the present time, there is no intention to change the above policies, but the Company does intend to review them from time-to-time, and if changes are made, appropriate advance notice will be given to those concerned. None of the above policies will be changed unless the changes have been discussed with the Union.

PART "C"

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

GROUP INSURANCE SUMMARY

Effective June 1, 2000, there shall be maintained a Group Insurance program with the following benefits:

Basic Group Life Insurance

Employees are eligible for group life insurance coverage equal to two times their annual base wages (hourly rate * 2080), rounded to the next higher full thousand. Employees hired before May 1, 1985 will be eligible for group life insurance coverage equal to three times their annual base wages reduced to the next lower full thousand, up to a maximum of $100,000, frozen at the amount in effect on July 31, 1997 until the two times coverage described above exceeds the frozen coverage.

Employees become eligible for coverage on the first of the month following employment.

Fitchburg Gas And Electric Light Company pays insurance premium cost.

Accidental Death and Dismemberment

Employees are eligible for accidental death and dismemberment coverage up to a maximum of one times their annual base wages (as defined above), rounded to the next higher full thousand. Employees become eligible for coverage on the first of the month following employment.

Fitchburg Gas And Electric Light Company pays insurance premium cost.

Insurance After Retirement

Employees who retire from active service will continue Group Life Insurance of $7,500.

Fitchburg Gas And Electric Light Company pays for the retiree's group life insurance.

Long-Term Disability Insurance

Employees are eligible for long-term disability insurance coverage equal to 60% of their annual base wage (as defined above). The waiting period to begin collecting benefits is 180 calendar days of disability. Benefits are payable for two years if the Employee is disabled from performing their own occupation, or to age 65 if the Employee is totally and permanently disabled from performing any occupation. Benefits from the plan are offset by other sources of disability income. Employees become eligible for coverage on the first of the month following completion of one (1) year of service.

While collecting LTD benefits, an employees other benefits will continue as specified in the Company Policy on Continuation of Benefits While on Long Term Disability/Extended Medical Leave of Absence, HR 1.36, effective June 1, 2000.

Medical Insurance

Point Of Service Plan:

Provides employees with a choice each time there is a claim between receiving HMO style benefits or indemnity style benefits.

HMO Style Benefits--Benefits received from a Primary Care Physician or as a result of a referral from the Primary Care Physician are subject to a $5 copayment.

Indemnity Style Benefits--Benefits that are received without a referral from the employee's (or dependent's) Primary Care Physician are subject to an annual $250/person ($500/family) deductible, followed by 80% coverage for the next $5,000 of covered expenses per person ($1,000 per person in coinsurance payments).

Prescription drugs are subject to a $10 copayment per 30 day supply of brand name drug, a $5 copayment per 30 day supply of generic drug, or a $5 copayment per 90 day supply of drugs ordered via mail order prescription service.

While in the employ of the Company, if an employee suffers a fatal industrial accident, or an employee dies a natural or non-industrial accidental death leaving a widow(er), the widow(er) will continue to be covered under the Company's Comprehensive Health Insurance Plan (with family coverage if there are dependent children) for a period of ten (10) years, or until remarriage, or until reaching age sixty-five (65), whichever occurs first.

Retirees under sixty-five (65) years and their dependents will be covered by the Medical Insurance Plan, and the Company will pay the premium for Retirees and their dependents for the first year following retirement. After this first year, retirees and their dependents will be eligible to receive health insurance benefits from the Unitil Retiree Trust.

Retirees over sixty-five (65) years will be covered by a Supplement to Medicare Plan paid for by the Company. The eligible dependents (age 65 or over) of these retirees over sixty-five (65) years will also be covered under the Supplement to Medicare Plan with full premium paid for by the Company. The Company will pay the premium for Retirees and their dependents for the first year following retirement. After this first year, retirees and their dependents will be eligible to receive health insurance benefits from the Unitil Retiree Trust.

Group Dental Plan

Group Dental Insurance is provided for employees and their eligible dependents and is briefly outlined as follows.

Coverage I: No deductible. 100% paid by insurance.

Diagnostic - Initial Examination; Examinations to determine the required dental treatment once in a six (6) month period:

X-Rays - Full Mouth/Panorex.

X-Rays once in a three (3) year period.

Bitewing X-rays once each twelve (12) month period.

Peripical X-Rays as necessary.

Preventative - Cleanings once in a six (6) month period.

Fluoride - once in a twelve (12) month period (age limit 19).

Space Maintainers.

Coverage II: $25 deductible per member per insurance plan year. After deductible, 80% paid by insurance, 20% paid by patient.

Restorative - Amalgam, Silicate and Acrylic restorations.

Oral Surgery - Extractions.

Endodontics - Pupal therapy; root canal filling.

Periodontics - Treatment of gum disease; includes periodontal cleanings.

Dental Repair - Repair of removable denture to its original condition.

Palliative - Emergency Treatment.

Coverage III: $25 deductible per member per insurance plan year. After deductible, 50% paid by insurance, 50% paid by patient.

Crowns and build-ups for crowns.

First placement of inlays and bridges.

First placement of partial or full dentures.

Coverage IV: No deductible. 50% paid by insurance, 50% paid by patient.

Orthodontia. Lifetime maximum for this benefit is $1,000 per person.

Maximum of three (3) deductibles per family per insurance plan year and a maximum payment by the plan of $1,250 per member per insurance plan year.

Employees shall pay 10% of the total cost for medical and dental insurance coverage. Such premiums shall be subject to the following weekly dollar caps:

Employee Weekly Premium Contributions

	2000	2001	2002	2003	2004	2005
Single	$5.17	$5.94	$6.83	$7.86	$9.04	$10.39
Two Person	$10.22	$11.76	$13.52	$15.55	$17.88	$20.56
Family	$15.41	$17.72	$20.38	$23.44	$26.95	$30.99

Employees will have the option of contributing premiums on a pre-tax basis under the terms of the Unitil Corporation Pre-Tax Premium Plan.

Employees will also have the option of dropping medical insurance coverage and receiving two months of company contributions towards the premium, rounded to the nearest $10.

Supplemental Group Term Life Insurance

Employees will have the option of purchasing supplemental group term life insurance equal to 1x, 2x, or 3x their base pay (hourly wage times 2080), and pay the premiums through payroll deduction. The first $100,00 coverage will be issued without any evidence of insurability if the employee signs up for coverage when initially eligible. Evidence of insurability may be required by the insurance company: 1) If the employee declines coverage and later decides to enroll in the plan after the initial eligibility period, 2) if the employee decides to increase coverage as a multiple of base pay, or 3) for any coverage exceeding $100,000.

Supplemental Accidental Death and Dismemberment

Employees will have the option of purchasing individual or family supplemental accidental death and dismemberment insurance in increments of $10,000 and pay the premiums through payroll deduction. Maximum coverage is $300,000.

Long Term Care Insurance

Employees will have the option of purchasing long term care insurance for nursing home and home health care benefits. Such policies can cover the employee, the employee's spouse, parents or in-laws, and the employee will receive the benefit of a group discount and pay the premiums through payroll deduction. Employees will have the opportunity to design individual policies that meet their individual needs.

This benefits summary is for informational purposes only. The benefits are described more fully in the applicable master group insurance policy. The extent of coverage for each individual is governed at all times by that document. In the event of any conflict between this summary and the plan documents, the plan document will govern.

While the Company expects to continue indefinitely the benefits provided under these plans, it agrees to continue them only for the term of the Contract with employees of Fitchburg Gas And Electric Light Company covered by the Agreement and The Brotherhood of Utility Workers of New England The Utility Workers Union of America, AFL-CIO, Brotherhood of Utility Workers Council and Local Union No. 340B340, dated June 1st, 2000.

LETTERS OF INTENT
Subject		Date of Letter	Page
1.	Vacations - Call-in From	5/1, 1973	67
2.	Plans to Furlough During Term of Contract	5/1, 1998	67

May 1, 1973

The Brotherhood of Utility Workers of New England, Inc.

Local No. 340

Fitchburg, Massachusetts 01420

Gentlemen:

This will confirm to you during negotiations as to our policies on employees being called in to work during their scheduled vacation periods. The Company recognizes the importance and desirability of employees being able to enjoy their vacations and, therefore, will call in employees to work during such periods only in emergency situations or for urgent reasons beyond those encountered under usual day-to-day operations.

Very truly yours,

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

By:   /s/ Howard W. Evirs, Jr.
        President

The Brotherhood of Utility Workers, Inc.
Local No. 340
Fitchburg, Massachusetts

The Company has no plans to furlough any regular employees during the term of the present contract. However, the Company must be free to deal with unexpected situations brought about by economical or technological changes, acts of God, natural or man-made disasters, etc., and will do so to the optimum benefit of its'' employees, owners and customers.

By /s/ Robert G. Schoenberger

     Chairman of the Board

     & Chief Executive Officer

PROGRESSION CHART
ROSTER 1	TRANSPORTATION
Transportation Technican-1st Class
	Transportation Technican-2nd Class	(15 Months to 1st Class

ROSTER 2	Operations Support Clerk
(See Clerical Progression and Pay Plan-Page 51)

ROSTER 3	METER & SERVICE
Gas Service / Pipefitter Worker-1st Class
Emergency Night Trouble Worker
Gas Service / Pipefitter Worker-2nd Class
Gas Service / Pipefitter Worker-3rd Class
Progression Based on Successfully Passing Written and Field Exam.

ROSTER 6	METER (GAS & ELECTRIC)
Gas/Electric Tester/Installer-1st Class
	Gas/Electric Tester/Installer-2nd Class	Two (2) years in the classification
	Gas/Electric Tester/Installer-3rd Class	Two (2) years in the classification
	Gas/Electric Tester/Installer Helper	Six (6) months in the classification

ROSTER 7	STREET
Utility Worker-A-Leader
Utility Worker -A
	Utility Worker-B	(15 Months to Utilityman-A)
	Utility Worker-C	(12 Months to Utilityman-B)
	Street Worker	( 6 Months to Utilityman-C)

ROSTER 8	ELECTRIC DISTRIBUTION
Head Lineworker
Emergency Night Trouble Worker
Lineworker-1st Class
	Lineworker-2nd Class	(15 Months to 1st Class)
	Lineworker-3rd Class	(12 Months to 2nd Class)
	Apprentice Lineworker	(6 Months to 3rd Class)

Head Cable Splicer
Cable Splicer 1st Class
	Cable Splicer 2nd Class	(15 Months to 1st Class)
	Cable Splicer 3rd Class	(12 Months to 2nd Class)
	Cable Splicer Helper	(6 Months to 3rd Class)

Head Maintenance Worker
Maintenance Worker 1st Class
	Maintenance Worker 2nd Class	(15 Months to 1st Class)
	Maintenance Worker 3rd Class	(15 Months to 2nd Class)

ROSTER 9	METER READER
Meter Reader
No Automatic Progression

ROSTER 11	STORES
Stock Clerk
Stock Worker
No Automatic Progression

ROSTER 12	Property Maintenance Worker
Property Maintenance Worker
No Automatic Progression

ROSTER 19	GAS PRODUCTION
Utilityworker 1
Utilityworker 2 - Must have held U-2 12 Mo.) Per
Utilityworker 3 - Must have held U-3 12 Mo.) Postings
Progression Based on Successfully Passing a Written Exam for Each Class.

ROSTER 20	DIG SAFE
Dig Safe Technician
No Automatic Progression

Unitil System Policies

Unitil

System Policy

Subject: System Policy - Human Resources

Military Leave of Absence Policy Number HR 1.08 (G)

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes:
HR 1.08 (G) 8/1/99

FG&E 6.1-4

CECo C.03.10(X)

E&H C.03.10(X)

PURPOSE

To establish conditions under which leave of absence may be granted to employees who leave active employment and enter the military service or reserves or who receive annual military training in the Armed Forces of the United States or the Reserves.

ELIGIBILITY

All regular full-time and part-time employees.

POLICY - MILITARY TRAINING

Eligible employees who are members of reserve components of the Armed Services of the United States or the National Guard, and who are required to report for their annual tour of military training duty, shall be granted a leave of absence, not to exceed two (2) weeks in any calendar year.

Military training leave is in addition to any vacation for which an employee may be eligible.

Eligible employees will be granted a supplemental allowance for any loss in pay during the two (2) week training period, equal to the difference between their base rate of pay and one week's military base pay, exclusive of allowances, for the two (2) week period.

Payment will be made upon the employee's return to work, usually in the next regular pay check, after receipt of certification from the proper military officer showing the amount received while engaged in military training duty.

All employee benefits will continue during this two (2) week military leave period.

POLICY - MILITARY LEAVE (INITIAL)

If an employee who is in the Armed Forces, National Guard or Reserves is activated as a result of a call-up order from the President of the United States or volunteers for active service, she/he will be eligible for military leave.

Military service leave is in addition to any vacation for which an employee may be eligible.

Eligible employees will be granted a supplemental allowance for any loss in pay during an initial four (4) month period, equal to the difference between their weekly base rate of pay and one week's military base pay, exclusive of allowances, for the four (4) month period.

Payment will be made in the employee's regular pay checks, after receipt of certification from the proper military officer showing the amount received while engaged in active service.

Most employee benefits will continue during this initial four (4) month leave. The employee will not be eligible for Accidental Death and Dismemberment insurance.

If the employee's activated service continues beyond the four (4) month period, his/her status will change to military leave, extended status.

POLICY - MILITARY LEAVE (EXTENDED)

Eligible employees leaving active employment in order to enter military service shall be considered to be on leave of absence without pay for the period of extended military service up to five years.

Eligible employees entering the military service shall be permitted to return to employment with credit for all seniority, service credits, status, and pay rate they would have received had they not been absent, as long as the leave of absence does not exceed five years.

Upon release from active military service, an employee who applies for reinstatement will be returned to his/her former position. If the employee's job is of such a nature that it must be filled, then the Company will attempt to return the employee to a comparable position, with all the rights and benefits the employee received before leave was taken. If no such position is available upon return, the employee will be placed in an alternate position and the Company will offer the employee the first comparable position that becomes available.

Application for return to active employment status must ordinarily be made within ninety (90) days after release from active military service.

Employees who are members of reserve units of the military are asked to notify their supervisor at least four (4) weeks in advance and indicate in writing their intentions with regard to participating in periods of active duty. This written notification will be made a part of the individual employee's personnel file.

Medical, dental, life and long term disability insurance will cease at the end of the calendar month in which the employee terminates active employment and enters active service. All other benefits will cease during the military leave of absence. Employees shall, however, have the right to participate in the company's group health plan for up to 18 months at their own expense. Upon return to active employment, the employee will be reinstated in these programs, with the seniority and status that would have been earned had the employee not entered military service.

Unitil

System Policy

Subject: System Policy - Human Resources

Length of Service Awards Policy Number HR 1.09 (G)

To: All System Employees

From : George E. Long, Jr. Effective: June 1, 2000

Supersedes:
HR 1.09 (G) 1/1/00

CECo C.03.24

E&H A.08.11(G)

PURPOSE

The purpose of this policy is to recognize employees at five year and multiples of five year anniversaries.

ELIGIBILITY

All regular full-time and part-time employees who celebrate five year and multiples of five year anniversaries with the Company are eligible for a length of service award.

PROCEDURE

An employee who reaches a five year or a multiple of a five year anniversary with the Company will receive a length of service award. The recognition award will be awarded in Unitil Corporation Common Stock. The amount of stock awarded will be based on $20.00 per year for every year of employment. Any difference in the cash value of the award and the amount of stock awarded will be paid to employee in cash.

An employee's length of service will be calculated starting from his/her first day of employment. If an employee transfers from one location to another (within the Unitil system), his/her original date of hire will be used.

Any time that an employee spent on a personal, unpaid leave of absence will not count towards the length of service credit.

If an employee terminates from the Company and is rehired, the Company will credit the employee with his/her prior service.

Length of service awards will be presented at regularly scheduled company-sponsored events. The awards, along with a certificate of recognition, will be presented by the CEO, President, or Department Head.

RESPONSIBILITIES

The Human Resources department at USC is responsible for the overall administration of this program, including budgeting.

Unitil

System Policy

Subject: System Policy - Human Resources

Sick Pay Policy Number HR 1.12 (G)

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes HR 1.12 (G) 8/1/99

PURPOSE

The purpose of this policy is to protect employees against loss of income when they cannot work due to an injury or illness which is short-term in nature.

ELIGIBILITY

All regular full-time and part-time employees who have successfully completed their probationary period are eligible.

POLICY

All regular full-time and part-time employees are eligible for up to two (2) weeks of sick pay upon completion of their probationary periods. Upon completion of one (1) year of service these employees are eligible to receive up to twenty-six (26) weeks of leave at full pay each calendar year. This sick pay benefit is for income protection for personal sickness and disability only.

Vacation time continues to accumulate during paid sick leave. If illness occurs during a scheduled vacation, the employee may discuss the circumstances with the Department Head for special consideration. Employees will receive Holiday Pay instead of Sick Pay for any Holiday that occurs while receiving sick pay.

All company benefits will continue in force while collecting sick pay.

If the employee is going to be out for more than three (3) days, the Supervisor must notify the local Human Resources contact so that the employee can be placed on Family & Medical Leave if applicable.

The Company may, in its discretion, withhold payment of Sick Pay for illness or injury resulting from paid employment of any kind other than employment by the Company. The Company will not pay Sick Pay benefits for illness or injury incurred while committing a felony.

Any compensation payable during the period of sick leave will be reduced by any compensation paid to the employee from Federal or State Worker's Compensation Law.

Unitil

System Policy

Subject: System Policy - Human Resources

Bereavement Pay Policy Number HR 1.15 (G)

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes HR 1.15 (G) 3/1/00

PURPOSE

The Company recognizes the need for employees to take time off from work due to the death of a family member.

ELIGIBILITY

Regular full-time and regular part-time employees who have successfully completed their probationary period are eligible.

GUIDELINES

Employees will be granted up to three (3) days off with pay for a death in the family. Usually, the time off is available in the week following the death. However, employees with legal responsibility for settling a deceased person's affairs can use part of the three days for this purpose at a later time. Family members include spouse, child, sibling, parent, parent-in-law, stepparent, grandparent, aunt, uncle, cousin, grandchild and any relative living in the employee's home. Family members also include domestic partners and close relatives of a domestic partner.

Employees who require additional time due to unusual or extenuating circumstances may, at management's discretion, be granted additional time off or an unpaid leave of absence, as needed.

Unitil

System Policy

Subject: System Policy - Human Resources

Vacation Pay Policy Number HR 1.20 (G)

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes HR 1.20 (G) 2/22/99

PURPOSE

The Company recognizes the need for employees to take periodic breaks from their work schedules in order to spend time with their families, pursue personal interests, travel, etc. To this end, the following outlines the annual vacation leave policy for all employees.

ELIGIBILITY

Full-time and part-time employees are eligible for vacation pay.

GENERAL INFORMATION

Benefit Year for vacation leave is January 1 through December 31 each year.

New Employees -- During the probationary employment period, employees may not use vacation entitlements; however, they may use all vacation time accrued during this period after successful completion of the probationary period.

Vacation Usage -- Accrued vacation time can be taken in one half and whole days. Up to sixteen (16) hours of vacation pay per year may be used in one (1) hour increments for unscheduled personal emergencies or family events, subject to the approval of the supervisor. Vacation entitlements should be used by December 31 each year. This reinforces the Company's commitment to employees taking time away from their job responsibilities. It is the responsibility of each manager to ensure that all vacation time accrued by their respective employees is used in accordance with this policy.

Vacation Scheduling -- Employees must seek prior approval from their supervisors before taking vacation time and all questions regarding vacation leave should be directed to their immediate supervisor. The Company reserves the right to limit vacation leave to a maximum of two consecutive weeks at any given time. Certain circumstances, however, may require more vacation leave time and therefore will need the approval of the employee's supervisor.

Vacation Carryover -- Up to 50% of an employee's annual vacation entitlement may be carried over to the next vacation year. All time in excess of this 50% carryover will be forfeited.

Payday -- When employee is on vacation on a regularly scheduled payday their check will be direct deposited into their bank on payday if enrolled in that program, or their check will be available from their Personnel Assistant on payday. Arrangements can be made in advance to have the check mailed to the employee's home.

ACCRUAL SCHEDULE

The schedule below illustrates the accrual of the vacation leave benefit:
Completed Years of Service	Entitlement	Monthly Accrual
0 -- 4 years*	2 weeks	0.833 days/month
5 -- 9 years	3 weeks	1.25 days/month
10 -- 19 years	4 weeks	1.67 days/month
20 + years	5 weeks	2.08 days/month

Part-time employees will receive a pro-rated amount of vacation pay based on the number of hours that they are regularly scheduled to work. For example, if an employee with less than 5 years of service is regularly scheduled to work 22 hours per week, then s/he would be eligible for 44 hours of vacation pay per year. See calculation below:

# of Hours Regularly Scheduled to Work X 80 hours

40 hours

*Additional consideration will be given to new employees who had at least 10 years of service in similar positions to that which they hold in the Company or had at least 3 weeks of vacation before joining the Company. These employees will be eligible to receive an additional week of vacation benefit through the end of the fifth year at which time their annual entitlement officially becomes 3 weeks per year.

ACCRUAL RULES

Benefit Year entitlements for newly hired employees will be prorated according to the month in which they begin their employment. Employee must be employed on the first working day of the month in order to receive the benefit for that month.

Employees who celebrate a 5, 10, or 20 year service anniversary with the Company will receive the additional week of vacation in their anniversary year.

If an employee leaves the Company, the Company will compensate the employee for all unused vacation leave time which has been accrued at the time of the employee's departure from the Company. The employee would receive the benefit for the final month worked only if they were employed on the last working day of the month. The final check covering any unused vacation would be mailed to the employee within 10 working days after their termination date.

Employees who retire or who are laid off from the Company will receive the full entitlement for the Benefit Year in which the retirement or layoff becomes effective.

Vacations will continue to accrue during any absence for which the employee is receiving full pay.

Unitil

System Policy

Subject: System Policy - Human Resources

Wellness Policy Number HR 1.23 (G)

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes HR 1.23 (G) 2/22/99

PURPOSE

This policy is designed to foster the health and safety of all employees by encouraging and supporting activities that are known to maintain and improve an individual's personal health.

ELIGIBILITY

Regular full-time and regular part-time employees who have successfully completed their probationary period are eligible.

POLICY

The company will reimburse an eligible employee for out-of-pocket expenses of up to a total of $100 per calendar year for any combination of the following activities:
  Annual physical exams, including mammograms and other annual screenings
  Exercise facilities membership, such as a YMCA/YWCA, or a facility which offers exercise equipment, track, racquetball, squash, tennis, swimming, martial arts, yoga, etc.
  Exercise classes, such as aerobics, calisthenics, jazzercise, etc.
  Weight control programs, such as Weight Watchers, Overeaters Anonymous, Jenny Craig, etc.
  Smoking cessation programs, including hypnosis or over-the-counter smoking cessation aids.
  Health education classes, including courses on hypertension control, stress management, healthy eating, CPR, First Aid, etc.
  Other fitness-related activities and exercise equipment

To receive a reimbursement for any of these activities, the employee must submit a receipt of payment along with a description of the program to the Human Resources department. The bill must include the name of the facility, total cost, and date of services. The Human Resources department will then authorize payment of the reimbursement directly to the employee.

The wellness benefit will not accrue from one calendar year to the next. All unused reimbursements will be forfeited.

Unitil

System Policy

Subject: System Policy - Human Resources

Jury Duty Policy Number HR 1.27 (G)

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes:

HR 1.27 (G) 2/22/99

FG&E 6.1-5

E&H C.03.9 (G)

CECO C.03.09 (G)

PURPOSE

The Company recognizes that employees have a civil and legal responsibility to participate in jury service or certain other mandatory court appearances from time to time. Therefore, the Company will provide time off with pay to any eligible employee required to serve as a juror or to participate in other mandatory court appearances on a regularly scheduled work day.

ELIGIBILITY

Regular full-time, regular part-time, and temporary employees who have completed their probationary period are eligible.

POLICY

Any employee summoned to serve as a juror in a federal, state, or local court on a regularly scheduled work day shall be granted time off with pay to fulfill such obligation.

An employee who is subpoenaed or served notice to appear in court or as a witness or in a capacity other than as a defendant or plaintiff on a regularly scheduled work day will be granted time off with pay for the duration of such appearance.

An employee excused from jury duty for any full day must report to work on that day. Employees are also responsible for reporting to work on any day they are released early, if so requested by their managers.

An employee's manager will make no attempt to get an employee released from serving on a jury, except at special request of the department head.

PAY

An employee required to perform jury duty or subpoenaed as a witness will receive regular straight-time pay.

Hours spent performing jury duty or appearing as a witness even though not actually worked will be counted as hours worked for purposes of computing overtime.

A non-exempt employee who is required to report for work after jury duty and works beyond his or her normal working hours will be eligible for overtime pay for those extra hours.

ADMINISTRATION

An employee must notify his or her supervisor as far as possible in advance of any absence for such purpose. The employee must present a copy of the summons, subpoena, or written evidence requiring the court appearance.

To receive pay from the Company, the employee must provide a statement certified by a court representative as to the employee's service as a juror or witness and the dates and hours of attendance to his/her supervisor. His/her supervisor will forward the statement to Payroll.

Unitil

System Policy

Subject: System Policy - Human Resources

Unpaid Leave of Absence Policy Number HR 1.34 (G)

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes HR 1.34 (G) 8/1/99

PURPOSE

To define the company's policy on unpaid leaves of absence.

ELIGIBILITY

This policy applies to all regular full-time and part-time employees.

PROCEDURE

An employee may request an unpaid leave of absence for personal reasons which do not qualify for other leaves of absences. An unpaid leave of absence will not exceed six (6) months. Each request will be treated on a case-by-case basis and is subject to approval by the employee's manager, Department Head, and the Director of Human Resources.

The employee must submit the request in writing to his/her manager. The request must include the period of time off requested and the reason for the request.

If the request is approved, the employee must use all accrued vacation and Floating Holiday pay before going on unpaid leave. The employee will not accrue vacation pay and Floating Holidays, and will not be paid for any fixed holidays while s/he is on unpaid leave.

If the approved leave is for one month or less, the employee must arrange to pay for his/her share of the premium for medical and dental insurance. The company will continue to pay for his/her life and long term disability insurance.

If the approved leave is for more than one month, the employee must arrange to pay for 100% of the cost of medical, dental, life, and long term disability insurance in order to continue benefits.

Contributions to the employee's 401(k) plan will cease while the employee is on unpaid leave.

The employee must make arrangements to continue to pay off any outstanding loans before s/he goes on unpaid leave.

The employee will not be eligible for the following benefits while on unpaid leave: workers' compensation, business travel accident insurance, new requests for tuition assistance, new requests for the PC purchase program, and dependent care spending account.

Time spent on unpaid leave will not count towards benefits that are dependent upon length of service. The employee's service anniversary date will be adjusted to subtract any time spent on leave for more than 1 month.

Prior to commencing a leave, the employee and manager will agree on a length of leave during which the manager will guarantee reinstatement to the employee's position. For any leave longer than this agreed period, the company cannot guarantee reinstatement to the same or equivalent position with equivalent pay, benefits, and other terms and conditions of employment as the employee held before going on unpaid leave. When at all possible, the company will try to reinstate the employee, if the job still exists.

If the employee does not return to work on the agreed-upon date, the employee will be considered to have voluntarily terminated.

Unitil

System Policy

Subject: System Policy - Human Resources

Continuation of Benefits While on Policy Number HR 1.36 (G)

Long Term Disability/Extended Medical Leave

of Absence

To: All System Employees

From: George E. Long, Jr. Effective: June 1, 2000

Supersedes HR 1.36 (G) 8/1/99

PURPOSE

To define the company's policy on continuing benefits while an employee is receiving long term disability (LTD) benefits on an extended medical leave of absence.

ELIGIBILITY

This policy applies to all regular full-time and part-time employees who are eligible to receive LTD benefits.

PROCEDURE

An employee who is disabled for more than 26 weeks due to illness or injury must apply for LTD benefits in order to receive LTD benefits. In this case, an employee's status is considered to be LTD/extended medical leave.

The employee may continue to participate in the company's medical and dental insurance for as long as the employee is deemed to be totally disabled under the LTD plan, or up until the time that the employee retires. The employee must arrange to pay for his/her share of the premium for medical and dental insurance.

The employee must apply for a Waiver of Premium for his/her life insurance to continue life insurance coverage. This waiver will be subject to approval by the life insurance carrier.

Contributions to the employee's 401(k) plan will cease while the employee is on LTD.

The employee will not be eligible for the following benefits while on LTD: business travel accident insurance, tuition assistance, PC purchase program, and dependent care spending account.

Time spent on LTD will generally count towards benefits that are dependent upon length of service.

An employee on LTD/extended medical leave cannot apply for an additional unpaid leave of absence. If the employee does not return to work or retire when LTD benefits end, then the employee's status will be changed from LTD/extended medical leave to terminated.